Exhibit 99.1

Page No.

Report of Independent Auditors	4

(a)(1) Financial Statements of Business Acquired

Filene’s Basement Combined Balance Sheets At January 31, 2009 and February 2, 2008	5

Filene’s Basement Combined Statements of Operations For the years ended January 31, 2009, February 2, 2008 and February 3, 2007	7

Filene’s Basement Combined Statements of Divisional Equity For the years ended January 31, 2009, February 2, 2008 and February 3, 2007	8

Filene’s Basement Combined Statements of Cash Flows For the years ended January 31, 2009, February 2, 2008 and February 3, 2007	9

Notes to the Combined Filene’s Basement Financial Statements	10

(a)(2) Financial Statements of Business Acquired (Unaudited)

Filene’s Basement Condensed Combined Balance Sheet At April 20, 2009 and January 31, 2009 (Unaudited)	29

Filene’s Basement Condensed Combined Statements of Operations for the period from February 1, 2009 to April 20, 2009 and three months ended May 3, 2008 (Unaudited)	31

Filene’s Basement Condensed Combined Statements of Cash Flows for the period from February 1, 2009 to April 20, 2009 and three months ended May 3, 2008 (Unaudited)	32

Notes to the Filene’s Basement Condensed Combined Financial Statements (Unaudited)	33

(b) Pro Forma Financial Statements (Unaudited)

Notes to the Syms Corp. Pro Forma Financial Statements	44

Syms Corp. Condensed Consolidated Balance Sheet At May 30, 2009 (Unaudited)	45

Syms Corp. Condensed Consolidated Statements of Operations for the three months ended May 30, 2009 (Unaudited)	46

Syms Corp. Consolidated Statements of Operations for the 52 Weeks ended February 28, 2009	47

Filene’s Basement, Inc.

Combined Financial Statements as of
January 31, 2009, and February 2, 2008, and
for the Years Ended January 31, 2009,
February 2, 2008, and February 3, 2007,
and Independent Auditors’ Report

FILENE’S BASEMENT, INC.

Page

INDEPENDENT AUDITORS’ REPORT	4

COMBINED FINANCIAL STATEMENTS AS OF JANUARY 31, 2009, AND FEBRUARY 2, 2008, AND FOR THE YEARS ENDED JANUARY 31, 2009, FEBRUARY 2, 2008, AND FEBRUARY 3, 2007:

Combined Balance Sheets	5–6

Combined Statements of Operations	7

Combined Statements of Divisional Equity	8

Combined Statements of Cash Flows	9

Notes to Combined Financial Statements	10–26

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of
Syms Corp.
Secaucus, New Jersey

We have audited the accompanying combined balance sheets of Filene’s Basement, Inc. (the “Company”) (a wholly owned subsidiary of Retail Ventures, Inc.), as of January 31, 2009, and February 2, 2008, and the related combined statements of operations, divisional equity, and cash flows for the years ended January 31, 2009, February 2, 2008, and February 3, 2007. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 2009, and February 2, 2008, and the results of its operations, divisional equity, and cash flows for the years ended January 31, 2009, February 2, 2008, and February 3, 2007, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 13 to the combined financial statements, the Company has reported recurring losses from operations, negative working capital, and capital deficiency. On April 21, 2009, Retail Ventures, Inc. disposed of the Company and certain related entities to FB II Acquisition Corp., a newly formed entity owned by Buxbaum Holdings, Inc. The company filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code on May 4, 2009. The accompanying combined financial statements have been prepared on its historical stand-alone basis prior to its sale and do not reflect any adjustments related to the sale or the subsequent bankruptcy.

As discussed in Note 4, the combined financial statements of the Company include allocations of certain corporate costs from Retail Ventures, Inc. These costs may not be reflective of the actual level of costs, which would have been incurred had the Company operated as a separate entity apart from Retail Ventures, Inc.

/s/ DELOITTE & TOUCHE LLP

Columbus, Ohio
December 9, 2011

(a)(1) Financial Statements of Business Acquired

FILENE’S BASEMENT, INC.

COMBINED BALANCE SHEETS
AS OF JANUARY 31, 2009 AND FEBRUARY 2, 2008
(In thousands)

	January 31,	February 2,
	2009	2008
ASSETS

CURRENT ASSETS:
Cash and equivalents	$4,502	$5,639
Accounts receivable, net	2,030	2,388
Inventories	57,562	75,015
Prepaid expenses and other current assets	1,806	5,129
Deferred income taxes		5,049
Current assets of discontinued operations	1,139	2,579

Total current assets	67,039	95,799

PROPERTY AND EQUIPMENT, at cost:
Furniture, fixtures and equipment	30,384	35,281
Leasehold improvements	34,644	42,194

Total property and equipment	65,028	77,475

Accumulated depreciation and amortization	(31,695)	(27,771)

Property and equipment, net at cost	33,333	49,704

TRADE NAMES AND OTHER INTANGIBLES, NET	4,255	15,405

OTHER NONCURRENT ASSETS	602	930

DEFERRED INCOME TAXES	22,955	17,906

NONCURRENT ASSETS OF DISCONTINUED OPERATIONS	258	2,959

TOTAL ASSETS	$128,442	$182,703

The accompanying notes are an integral part of the combined financial statements.

FILENE’S BASEMENT, INC.

COMBINED BALANCE SHEETS
AS OF JANUARY 31, 2009 AND FEBRUARY 2, 2008
(In thousands)

	January 31,	February 2,
	2009	2008
LIABILITIES AND DIVISIONAL EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable	$24,851	$39,971
Accrued expenses:
Compensation	1,724	2,892
Taxes	3,016	2,532
Other	11,878	11,365
Current maturities of long-term debt	39,583
Current liabilities of discontinued operations	478	386

Total current liabilities	81,530	57,146

LONG-TERM OBLIGATIONS, Net of current maturities		22,500

NOTES PAYABLE TO RETAIL VENTURES, INC.	52,559	52,559

OTHER NONCURRENT LIABILITIES	34,283	24,647

NONCURRENT LIABILITIES OF DISCONTINUED OPERATIONS	1,772	1,966

COMMITMENTS AND CONTINGENCIES (Note 12)

DIVISIONAL EQUITY (DEFICIT):
Accumulated deficit	(128,554)	(64,670)
Contributed capital	92,777	92,777
Accumulated other comprehensive loss	(5,925)	(4,222)

Total divisional equity (deficit)	(41,702)	23,885

TOTAL LIABILITIES AND DIVISIONAL EQUITY	$128,442	$182,703

The accompanying notes are an integral part of the combined financial statements.

FILENE’S BASEMENT, INC.

COMBINED STATEMENTS OF OPERATIONS
YEARS ENDED JANUARY 31, 2009, FEBRUARY 2, 2008, AND FEBRUARY 3, 2007
(In thousands)

	Years Ended
	January 31,	February 2,	February 3,
	2009	2008	2007

NET SALES	$405,981	$448,474	$416,961

COST OF SALES (EXCLUSIVE OF DEPRECIATION INCLUDED BELOW IN SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES)	(261,381)	(287,348)	(262,539)

LEASED DEPARTMENT AND OTHER INCOME	10,685	9,466	9,341

SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	(203,865)	(186,667)	(160,800)

OPERATING (LOSS) PROFIT	(48,580)	(16,075)	2,963

INTEREST EXPENSE	(8,907)	(7,811)	(6,750)

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(57,487)	(23,886)	(3,787)

INCOME TAX (EXPENSE) BENEFIT	(2,436)	4,452	2,242

LOSS FROM CONTINUING OPERATIONS	(59,923)	(19,434)	(1,545)

LOSS FROM DISCONTINUED OPERATIONS, Net of tax	(3,516)	(1,772)	(56)

NET LOSS	$(63,439)	$(21,206)	$(1,601)

The accompanying notes are an integral part of the combined financial statements.

FILENE’S BASEMENT, INC.

COMBINED STATEMENTS OF DIVISIONAL EQUITY
YEARS ENDED JANUARY 31, 2009, FEBRUARY 2, 2008, AND FEBRUARY 3, 2007
(In thousands)

			Total
			Accumulated
			Other
	Contributed	Accumulated	Comprehensive
	Capital	Deficit	(Loss)	Total

BALANCE, January 28, 2006	$92,777	$(41,863)	$(3,136)	$47,778

Loss from continuing operations		(1,545)		(1,545)

Loss from discontinued operations		(56)		(56)

Change in minimum pension liability, net of tax expense of $44			500	500

BALANCE, February 3, 2007	92,777	(43,464)	(2,636)	46,677

Loss from continuing operations		(19,434)		(19,434)

Loss from discontinued operations		(1,772)		(1,772)

Change in minimum pension liability, net of tax benefit of $1,004			(1,586)	(1,586)

BALANCE, February 2, 2008	92,777	(64,670)	(4,222)	23,885

Loss from continuing operations		(59,923)		(59,923)

Loss from discontinued operations		(3,516)		(3,516)

Change in minimum pension liability, net of tax benefit of $1,517			(1,703)	(1,703)

Other		(445)		(445)

BALANCE, January 31, 2009	$92,777	$(128,554)	$(5,925)	$(41,702)

The accompanying notes are an integral part of the combined financial statements.

FILENE’S BASEMENT, INC.

COMBINED STATEMENTS OF CASH FLOWS
YEARS ENDED JANUARY 31, 2009, FEBRUARY 2, 2008, AND FEBRUARY 3, 2007
(In thousands)

	Years Ended
	January 31,	February 2,	February 3,
	2009	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Loss from continuing operations	$(59,923)	$(19,434)	$(1,545)
Loss from discontinued operations	(3,516)	(1,772)	(56)

Net loss	(63,439)	(21,206)	(1,601)

Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Amortization of debt issuance costs	117	156	481
Depreciation and amortization	11,756	12,487	9,281
Deferred income taxes and other noncurrent liabilities	61	6,579	(7,052)
Impairment charges on long-lived assets	13,313	3,541
Loss on disposal of assets	808	89	374
Accelerated amortization of tradename and favorable lease	8,141
Change in working capital, assets, and liabilities:
Accounts receivable	357	2,002	2,230
Inventories	18,899	13,541	(22,897)
Prepaid expenses and other current assets	3,751	(1,084)	(459)
Accounts payable	(15,359)	(7,023)	(4,074)
Proceeds from construction and tenant allowances	7,678		2,678
Accrued expenses	(67)	1,066	3,621

Net cash (used in) provided by operating activities	(13,984)	10,148	(17,418)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for property and equipment	(4,014)	(18,268)	(14,921)

Net cash used in investing activities	(4,014)	(18,268)	(14,921)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loan		25,000	27,559
Net increase (decrease) in revolving credit facility	17,083	(12,500)	5,000
Debt issuance costs		(587)

Net cash provided by financing activities	17,083	11,913	32,559

NET (DECREASE) INCREASE IN CASH AND EQUIVALENTS	(915)	3,793	220

CASH AND EQUIVALENTS, Beginning of year	5,691	1,898	1,678

CASH AND EQUIVALENTS, End of year	4,776	5,691	1,898

CASH AND EQUIVALENTS INCLUDED IN CURRENT ASSETS OF DISCONTINUED OPERATIONS	(274)	(52)	(30)

CASH AND EQUIVALENTS CONTINUING OPERATIONS, End of year	$4,502	$5,639	$1,868

The accompanying notes are an integral part of the combined financial statements.

FILENE’S BASEMENT, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS AS OF JANUARY 31, 2009, AND FEBRUARY 2, 2008, AND FOR THE YEARS ENDED JANUARY 31, 2009, FEBRUARY 2, 2008, AND FEBRUARY 3, 2007

1.	BUSINESS OPERATIONS

Filene’s Basement, Inc. and affiliates are herein referred to collectively as Filene’s Basement or the “Company” (see principles of combination in Note 2). Filene’s Basement’s mission has been to be the premier destination for discriminating value-driven shoppers for their designer and famous brand fashion needs. Filene’s Basement, an off-price retail clothing chain, strives to provide the best selection of stylish, designer, and famous brand name merchandise at surprisingly affordable prices in men’s and women’s apparel, jewelry, shoes, accessories, and home goods. Filene’s Basement stores have had a large selection of upscale designer and better-branded merchandise, including couture items imported directly from the fashion capitals of Europe. Famous for its unique bridal dress promotions, now hailed as the “Running of the Brides,”™ Filene’s Basement believes that it is also unique in its offering of great fashion, high quality, and extraordinary prices. Prior to April 21, 2009, Filene’s Basement was a wholly-owned subsidiary of Retail Ventures, Inc., (“Retail Ventures”), a holding company operating retail stores.

On April 21, 2009, Retail Ventures announced it had entered into, and consummated the transactions contemplated by, a definitive agreement dated April 21, 2009 (the “Purchase Agreement”) to dispose of the Company and certain related entities to FB II Acquisition Corp., a newly formed entity owned by Buxbaum Holdings, Inc. (“Buxbaum”).

Filene’s Basement filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code on May 4, 2009.

On June 18, 2009, Syms Corp. (“Syms”) through its wholly-owned subsidiary, SYL, LLC, (“Syl”) acquired certain inventory, fixed assets, equipment, intellectual property and real property leases, and certain other net assets of Filene’s Basement pursuant to an order of the United States Bankruptcy Court for the District of Delaware in accordance with Sections 105, 363, and 365 of the United States Bankruptcy Code. Assets of Filene’s Basement were acquired for a variety of reasons, including the opportunity to capitalize on the strength of brand awareness, leverage the utilization of combined infrastructure and personnel, and to expand market share in the off-price retail clothing market. The purchase price paid at closing was approximately $64.0 million in cash, of which $38.9 million was paid for by Syl. Approximately $25.1 million was paid for by Vornado Realty Trust and its joint venture partners to acquire a termination of their lease in Boston, Massachusetts, to assume and make changes to their lease for a Filene’s Basement location in New York, New York and to assume the lease for the Filene’s Basement location in Paramus, New Jersey. Syl’s portion of the purchase price was paid for through $23.9 million in borrowings under the Syms asset-based revolving credit facility, and the remainder from cash on hand. The acquisition was accounted for as a business combination using the purchase method of accounting under the provisions of ASC 805, Business Combinations.

Designer and Famous Brand Merchandise — Filene’s Basement’s stores offer designer and famous name brand apparel, home goods, and accessories. Filene’s Basement offers everyday low pricing in key fashion categories. The merchandise represents a focused assortment of fashionable, nationally recognized men’s and women’s apparel, shoes, handbags and other accessories, fine jewelry, fragrances, giftware, and home goods bearing prominent designers’ and manufacturers’ names.

Distribution — Filene’s Basement’s merchandise is processed and distributed from a 457,000 square foot leased distribution facility situated on 32.8 acres with adjacent rail service in Auburn, Massachusetts, outside of metropolitan Boston, Massachusetts. The Company has a dedicated contract carrier that manages the fleet of road tractors and our semi-trailers. Our contract carrier makes the majority of all deliveries to the stores.

Advertising and Promotion — Filene’s Basement employs a multi-media approach to advertising using print, broadcast, direct mail, online, and e-mail media. Historically, the primary method of communicating with the market throughout the year has been via advertising in daily newspapers, typically quarter- and half- page ads. With a substantial increase in customer database enrollment, direct mail and email communications became a growing part of the advertising mix. Advertising expense, excluding discontinued operations, was $9.3 million, $10.7 million, and $11.0 million in fiscal 2008, fiscal 2007, and fiscal 2006, respectively.

Store Location, Design, and Operations — Filene’s Basement’s stores are typically located in leased facilities within suburban areas, near large residential neighborhoods and average approximately 31,000 square feet of selling space per store (approximately 45,000 square feet of total space per store). Certain stores in Boston, New York, Chicago, Atlanta, and Washington D.C. are located in key urban areas. The stores are designed to be convenient and attractive in their merchandise presentation, dressing rooms, checkouts and customer service areas. As of January 31, 2009, Filene’s Basement operated 36 stores, three of which were included in discontinued operations, in 10 states and the District of Columbia.

Expansion and Store Closures — The Company opened two, seven, and five new Filene’s Basement stores in fiscal 2008, fiscal 2007, and fiscal 2006, respectively, and closed two stores in both fiscal 2008 and fiscal 2007 and one store during fiscal 2006. In January 2009, Filene’s Basement announced it was exploring strategic alternatives. As a result, 11 store closings were completed in February 2009. The Company charged preopening expenses to operations as incurred.

License Agreements and Leased Departments — Filene’s Basement licenses cosmetics, shoes, and certain other incidental departments to third parties, one of which is a related party. The aggregate annual license fees, excluding discontinued operations, were approximately $10.3 million, $9.3 million, and $9.1 million in fiscal 2008, fiscal 2007, and fiscal 2006, respectively. Income from the license agreements and leased departments is reported in leased department and other income.

Seasonality — Filene’s Basement’s business is affected by the pattern of seasonality common to most retail businesses. Historically, increased sales and operating profit have been generated during the early fall and winter holiday selling seasons.

Service Marks, Trademarks, and Trade names — Filene’s Basement has an exclusive, perpetual, worldwide, royalty free license to use the name “Filene’s Basement” and “Filene’s Basement of Boston” trademark and service mark registrations, as well as certain other trade names. Filene’s Basement’s exclusive licensee status with respect to these registered marks has been recorded with the United States Patent and Trademark Office and relevant state offices. Other trademarks and trade names used by Filene’s Basement have been protected as well.

2.	BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Principles of Combination — The combined financial statements include the accounts of Filene’s Basement, Inc. and its affiliates. Prior to April 21, 2009, Filene’s Basement was a consolidated subsidiary of Retail Ventures. The purpose of these combined financial statements is to present the business and operations of Filene’s Basement as a stand-alone business. Certain adjustments have been made to the historical combined financial statements of Filene’s Basement, in order to present the business on a stand-alone basis. Home office and shared service charges were allocated from Retail Ventures and its subsidiaries. All intercompany accounts and transactions have been eliminated. As a result of several Filene’s Basement’s stores meeting the criteria set forth in ASC 205-20, Discontinued Operations, the results of operations for these stores have been included in discontinued operations. See Note 3 to the combined financial statements for a discussion on discontinued operations.

Fiscal Year — The Company’s fiscal year ends on the Saturday nearest to January 31. Fiscal 2008 and fiscal 2007 consisted of 52 weeks and fiscal 2006 consisted of 53 weeks. Unless otherwise stated, references to years in this report relate to fiscal years rather than calendar years.

Use of Estimates — The preparation of combined financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements, and reported amounts of revenues and expenses during the reporting period. Significant estimates are required as a part of inventory valuation, income taxes, sales returns, depreciation, amortization, recoverability of long-lived assets, establishing reserves for insurance, and calculating retirement benefits. Although these estimates are based on management’s knowledge of current events and actions it may undertake in the future, actual results could differ from these estimates.

Cash and Equivalents — Cash and equivalents represent cash, highly liquid investments with original maturities of three months or less at the date of purchase, and credit card receivables, which generally settle within three days. The carrying amounts of cash and equivalents approximate fair value.

Accounts Receivable — Accounts receivable are classified as current assets because the average collection period is generally less than one year. The carrying amount approximates fair value because of the relatively short average maturity of the instruments and no significant change in interest rates.

Concentration of Credit Risk — Financial instruments, which principally subject the Company to concentration of credit risk, consist of cash and equivalents. The Company invests excess cash when available through financial institutions in overnight investments. At times, such amounts may be in excess of Federal Deposit Insurance Corporation insurance limits.

Concentration of Vendor Risk — During fiscal 2008, fiscal 2007, and fiscal 2006, merchandise supplied to Filene’s Basement by three key vendors accounted for approximately 12.3%, 16.5%, and 14.7%, respectively, of Filene’s Basement’s purchases.

Allowance for Doubtful Accounts — The Company monitors exposure for credit losses and record related allowances for doubtful accounts. Allowances are estimated based upon specific accounts receivable balances, where a risk of default has been identified. The allowance for doubtful accounts was $0.4 million at January 31, 2009. There was no allowance for doubtful accounts at February 2, 2008.

Inventories — Merchandise inventories are stated at the realizable value, determined using the first-in, first-out basis, or market, using the retail inventory method. The retail method is widely used in the retail industry due to its practicality. Under the retail inventory method, the valuation of inventories at cost and the resulting gross margins are calculated by applying a calculated cost to retail ratio to the retail value of inventories. The cost of the inventory reflected on the combined balance sheets is decreased by charges to cost of sales at the time the retail value of the inventory is lowered through the use of markdowns, which are reductions in prices due to customers’ perception of value. Hence, earnings are negatively impacted as the merchandise is marked down prior to sale.

Inherent in the calculation of inventories are certain significant management judgments and estimates, including setting the original merchandise retail value, markdowns, and estimates of losses between physical inventory counts or shrinkage, which combined with the averaging process within the retail method, can significantly impact the ending inventory valuation at cost and the resulting gross profit.

The Company records a reduction to inventories and charges to cost of sales for shrinkage. Shrinkage is calculated as a percentage of sales from the last physical inventory date. Estimates are based on both historical experience as well as recent physical inventory results. Physical inventory counts are taken on an annual basis and have supported the Company’s shrinkage estimates.

Markdowns establish a new cost basis for the Company’s inventory. Changes in facts or circumstances do not result in the reversal of previously recorded markdowns or an increase in that newly established cost basis. The markdown reserve requires management to make assumptions regarding customer preferences, fashion trends, and consumer demand.

Preopening Expenses — Preopening costs associated with the opening of new stores are expensed as incurred for stores opened during the fiscal year and those under construction and to be opened in future fiscal years. Preopening costs expensed, excluding discontinued operations, were $0.7 million, $3.2 million, and $2.2 million for fiscal 2008, fiscal 2007, and fiscal 2006, respectively. The Company opened two, seven, and five Filene’s Basement stores in fiscal 2008, fiscal 2007, and fiscal 2006, respectively.

Property and Equipment — Depreciation and amortization are recognized principally on the straight- line method in amounts adequate to amortize costs over the estimated useful lives of the respective assets. Leasehold improvements are amortized over the shorter of their useful lives (10 years) or initial lease term. The estimated useful lives of furniture, fixtures, and equipment are three to 10 years.

Asset Impairment and Long-Lived Assets — The Company must periodically evaluate the carrying amount of its long-lived assets, primarily property and equipment, and finite life intangible assets when events and circumstances warrant such a review to ascertain if any assets have been impaired. The carrying amount of a long-lived asset is considered impaired when the carrying value of the asset exceeds the expected future cash flows from the asset. The Company’s review is conducted at the lowest identifiable level of cash flows, which includes a store. The impairment loss recognized is the excess of the carrying value of the asset over its fair value, based on a discounted cash flow analysis using a discount rate determined by management. The impairment loss is included in selling, general, and administrative expense. Assets acquired for stores that have been previously impaired are not capitalized when acquired if the store’s expected future cash flow remains negative. Impairment charges, excluding discontinued operations, were $10.8 million and $2.8 million in fiscal 2008 and fiscal 2007, respectively. There were no impairment charges in fiscal 2006.

Trade names and Other Intangible Assets — Trade names and other intangible assets are composed of values assigned to names and leases the Company acquired. During fiscal 2008, Filene’s Basement accelerated amortization of a trade name and one favorable lease, due to the results of seeking strategic alternatives for the Company, resulting in accelerated amortization of $8.1 million. As of January 31, 2009, and February 2, 2008, the gross balance of trade names and other intangible assets, excluding discontinued operations, was $26.7 million and $33.0 million, respectively. Accumulated amortization for trade names and other intangible assets, excluding discontinued operations, was $22.4 million and $17.6 million as of January 31, 2009, and February 2, 2008, respectively. The average useful lives of other intangible assets, net are 11 and 15 years as of January 31, 2009, and February 2, 2008, respectively.

Amortization expense associated with the net carrying amount of intangible assets was $11.1 million for fiscal year 2008 and is estimated to be $2.8 million for fiscal year 2009, $0.6 million for fiscal year 2010, $0.2 million for both fiscal year 2011 and 2012, and $0.1 million for fiscal years 2013 through 2017.

Self-insurance Reserves — The Company records estimates for certain health and welfare, workers’ compensation, general liability, and casualty insurance costs that are self-insured programs. Self-insurance reserves include actuarial estimates of both claims filed, carried at their expected ultimate settlement value, and claims incurred but not yet reported. The liability represents an estimate of the ultimate cost of claims incurred as of the balance sheet date. Health and welfare, workers’ compensation, and general liability estimates are calculated utilizing claims development estimates based on historical experience and other factors. The Company has purchased stop loss insurance to limit its exposure to any significant exposure on a per person basis for health and welfare and on a per claim basis for workers’ compensation and general liability. Although the Company does not anticipate the amounts ultimately paid will differ significantly from the estimates, self-insurance reserves could be affected if future claim experience differs significantly from the historical trends and the actuarial assumptions. The self-insurance reserves, excluding discontinued operations, were $1.0 million and $0.9 million at January 31, 2009, and February 2, 2008, respectively.

Deferred Rent — Many of the Company’s operating leases contain predetermined fixed increases of the minimum rental rate during the initial lease term. For these leases, the Company recognizes the related rental expense on a straight-line basis and records the difference between the amount charged to expense and the rent paid as deferred rent and begins amortizing such deferred rent upon the delivery of the lease location by the lessor. The amounts included in the other noncurrent liabilities caption, excluding discontinued operations, were $8.3 million and $7.1 million at January 31, 2009, and February 2, 2008, respectively.

Construction and Tenant Allowances — The Company receives cash allowances from landlords, which are deferred and amortized on a straight-line basis over the original terms of the lease as a reduction of rent expense. These allowances are included in the other noncurrent liabilities caption and at January 31, 2009, and February 2, 2008, were $21.2 million and $15.8 million, respectively, excluding discontinued operations.

Contributed Capital — Upon the acquisition of Filene’s Basement, Retail Ventures paid certain amounts on behalf of Filene’s Basement. These amounts have been recorded as contributed capital in the accompanying Company’s combined financial statements.

Accumulated Other Comprehensive Loss — The accumulated other comprehensive loss was $5.9 million and $4.2 million at January 31, 2009, and February 2, 2008, respectively, and relates to the Filene’s Basement minimum pension liability.

Comprehensive loss, excluding discontinued operations, was $61.6 million, $21.0 million, and $1.0 million for fiscal 2008, fiscal 2007, and fiscal 2006, respectively, and includes the minimum pension liability.

Sales and Revenue Recognition — Revenues from merchandise sales are recognized at the point of sale, net of returns and sales tax. Revenue from gift cards is deferred, and the revenue is recognized upon redemption of the gift card. The Company’s policy is to recognize income from breakage of gift cards when the likelihood of redemption of the gift card is remote. The Company recognized miscellaneous income from gift card breakage of $0.2 million, $0.1 million, and less than $0.1 million in fiscal 2008, fiscal 2007, and fiscal 2006, respectively.

Cost of Sales — Cost of sales includes the cost of merchandise, markdowns, and inventory shrinkage. Cost of merchandise includes related inbound freight to our distribution centers, duties, and commissions. Cost of sales excludes depreciation and amortization, which is included within selling, general, and administrative expenses. The classification of these expenses varies across the retail industry, thus our gross margin rates may not be comparable to those of other retailers that include warehousing and outbound distribution and transportation costs in cost of sales.

Selling, General, and Administrative Expenses — Selling, general, and administrative expenses include, and consist primarily of, store, warehousing, distribution and corporate payrolls and benefit costs, occupancy costs which include retail stores, warehousing and corporate rent costs, facility and leasehold improvement depreciation and utility costs, advertising, repair and maintenance, insurance, equipment depreciation, professional fees, and other miscellaneous expenses.

Income Taxes — Income taxes are accounted for using the asset and liability method as required by ASC 740, Income Taxes. The Company is required to determine the aggregate amount of income tax expense to accrue and the amount that will be currently payable based upon tax statutes of each jurisdiction in which we do business. In making these estimates, income is adjusted based on a determination of generally accepted accounting principles for items that are treated differently by the applicable taxing authorities. Deferred tax assets and liabilities, as a result of these differences, are reflected on the Company’s combined balance sheets for temporary differences that will reverse in subsequent years. A valuation allowance is established against deferred tax assets when it is more likely than not that some or all of the deferred tax assets will not be realized. If management had made these determinations on a different basis, the tax expense, assets, and liabilities could be different. The Company recorded an increase to the valuation allowance of $24.9 million for fiscal 2008. The Company recorded an increase to the valuation allowance of $5.9 million for fiscal 2007.

Recent Accounting Pronouncements — In April 2008, the FASB issued an update to the ASC 350-30, Goodwill and Other Intangible Assets, General Intangibles Other than Goodwill, that amends factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The intent of this guidance is to improve consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure its fair value. This guidance was effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, with early adoption prohibited. This guidance was prospectively applied to intangible assets acquired after the effective date. The disclosure requirements were applied prospectively to all intangible assets recognized as of, and subsequent to, the effective date. The adoption of this guidance during the first quarter of fiscal 2009 will not significantly affect the Company’s combined financial statements.

In February 2008, the FASB issued an update to ASC 820, Fair Value Measurements and Disclosures, (ASC 820) which delayed the effective date for nonfinancial assets and liabilities that are recognized or disclosed in the financial statements on a nonrecurring basis to fiscal years beginning after November 15, 2008. ASC 820 defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. The adoption of this standard will not significantly affect the Company’s combined financial statements.

In June 2009, the FASB issued ASC 105, Generally Accepted Accounting Principles, (ASC 105) or the Codification. The Codification is the sole source of authoritative U.S. accounting and reporting standards recognized by the FASB. Rules and interpretive releases of the SEC are also sources of authoritative GAAP. ASC 105 is effective for financial statements issued for periods ending after September 15, 2009. Upon adoption of ASC 105, references within financial statement disclosures were modified to reference the Codification.

In January 2010, the FASB issued updates to existing guidance related to fair value measurements. As a result of these updates, entities will be required to provide enhanced disclosures about transfers into and out of Level 1 and Level 2 classifications; provide separate disclosures about purchases, sales, issuances, and settlements relating to the tabular reconciliation of beginning and ending balances of the Level 3 classification; and provide greater disaggregation for each class of assets and liabilities that use fair value measurements. Except for the detailed Level 3 disclosures, the new standard will be effective for the fiscal 2010. The requirement related to Level 3 fair value measurements is effective for interim and annual reporting periods beginning after January 29, 2011. The adoption of the effective portions of this new standard is not expected to have a material impact on the Company’s combined financial statements.

3.	DISCONTINUED OPERATIONS

As of January 31, 2009, there were 36 Filene’s Basement stores in operation, three of which were included in discontinued operations, located primarily in major metropolitan areas of the Northeast and Midwest United States. In January 2009, Filene’s Basement announced it was exploring strategic alternatives. As a result, 11 store closings were completed in February 2009. The final determination to close these underperforming stores was due to decreased sales and operating profit during the fourth quarter of fiscal 2008, as well as the continued negative outlook for the United States retail segment generally and Filene’s Basement in particular.

Each closed store was evaluated in accordance with ASC 205-20, Discontinued Operations, and based on this analysis, it was concluded that three stores should be included within discontinued operations in the accompanying combined financial statements.

The significant components of Filene’s Basement operating results included in discontinued operations for the periods presented are as follows (in thousands):

	Years Ended
	January 31,	February 2,	February 3,
	2009	2008	2007

Net sales	$16,118	$17,814	$10,511

Loss before income taxes	$(3,516)	$(1,772)	$(95)
Income tax benefit			39

Loss from discontinued operations, net of tax	$(3,516)	$(1,772)	$(56)

The financial classification of assets and liabilities of Filene’s Basement’s discontinued operations for the periods presented is as follows (in thousands):

	January 31,	February 2,
	2009	2008

Cash	$274	$52
Accounts receivable	1
Inventories	822	2,268
Prepaid expenses and other current assets	42	259

Total current assets	1,139	2,579

Property and equipment, net	257	2,958
Other noncurrent assets	1	1

Total noncurrent assets	258	2,959

Total assets	$1,397	$5,538

Accrued expenses	$478	$386

Total current liabilities	478	386

Other noncurrent liabilities	1,772	1,966

Total liabilities	$2,250	$2,352

4.	RELATED PARTY TRANSACTIONS

These combined financial statements reflect allocated expenses associated with centralized Retail Ventures support functions, including: legal, accounting, tax, treasury, internal audit, information technology, human resources and other services. The costs associated with these generally include all payroll and benefit costs as well as overhead costs related to the support functions. Retail Ventures also allocated costs to the Company associated with office facilities, corporate insurance coverage, and medical, postretirement, and other health plan costs attributed to the Company employees participating in Retail Ventures sponsored plans. Allocations are based on a number of utilization measures, including headcount and proportionate effort. Filene’s Basement recorded home office and shared service charges of $17.8 million for fiscal year 2008 and $12.2 million in each fiscal year 2007 and 2006.

The Company had outstanding notes payable to Retail Ventures, excluding discontinued operations, of $52.6 million as of January 31, 2009, and February 2, 2008. See Note 7 to the combined financial statements for further discussion of these notes. As of January 31, 2009, and February 2, 2008, the Company had net payable balances with Retail Ventures and affiliates, excluding discontinued operations, of $6.0 million and $5.3 million, respectively, which were primarily related to shared services and other intercompany transactions.

Accounts payable to related parties, other than Retail Ventures, principally result from commercial transactions with entities owned or affiliated with Schottenstein Stores Corporation (“SSC”) or intercompany transactions with SSC, through Retail Ventures. Settlement of affiliate receivables and payables are in the form of cash. These transactions settle normally in 30 to 60 days. Accounts payable to related parties were $0.7 million and $1.0 million as of January 31, 2009, and February 2, 2008, respectively.

The Company, through Retail Ventures, shared certain personnel, administrative, and service costs with SSC and its affiliates. The costs of providing these services are allocated among the Company, Retail Ventures, and SSC and its affiliates without a premium. The allocated amounts are not significant. SSC does not charge the Company for general corporate management services.

Filene’s Basement operates leased departments for affiliated companies. The Company recorded related party leased department income from DSW Inc. and affiliates, excluding discontinued operations, of $7.1 million, $7.8 million, and $7.7 million for fiscal 2008, fiscal 2007, and fiscal 2006, respectively.

The Company also leases certain store locations from SSC and its affiliates. See Note 6 to the combined financial statements.

In fiscal 2007, SSC also assisted in the closing of the Filene’s Basement Downtown Crossing Boston store, resulting in expense to the Company of $0.7 million.

In fiscal 2008, SSC assisted in the exploration of strategic alternatives, discussed in Note 3, resulting in expense of $0.4 million.

The Company purchased inventory from related parties which were $0.2 million, $0.7 million and $2.4 million in fiscal 2008, fiscal 2007, and fiscal 2006, respectively.

5.	STOCK-BASED COMPENSATION

Certain Filene’s Basement employees were granted stock options and stock appreciation rights related to Retail Ventures common shares. The agreements condition the vesting of the shares generally upon continued employment with Retail Ventures. Filene’s Basement recorded expense related to stock-based compensation of less than $0.1 million in fiscal years 2008 and 2007, and $1.5 million in fiscal year 2006.

6.	LEASES

The Company leases stores and warehouses under various arrangements. Such leases expire through 2024 and in most cases provide for renewal options. Generally, the Company is required to pay real estate taxes, maintenance, insurance, and contingent rentals based on sales in excess of specified levels. There were no capital leases outstanding during fiscal 2008 or fiscal 2007.

Future minimum lease payments required under the aforementioned leases, exclusive of real estate taxes, insurance, and maintenance costs, at January 31, 2009, are as follows (in thousands):

	Continuing	Discontinued
Fiscal Year	Operations	Operations

2009	$36,939	$2,123
2010	35,569	2,123
2011	33,853	2,123
2012	29,787	1,727
2013	28,778	1,634
Future years	141,566	5,025

Total minimum lease payments	$306,492	$14,755

The composition of rental expense was as follows (in thousands):

	Years Ended
	January 31,	February 2,	February 3,
	2009	2008	2007

Continuing operations:
Minimum rentals:
Unrelated parties	$30,364	$30,450	$25,356
Related parties	2,791	2,385	1,515
Contingent rentals:
Unrelated parties	1,850	668	28

Total continuing operations	$35,005	$33,503	$26,899

Discontinued operations	$1,935	$1,859	$833

7.	LONG TERM OBLIGATIONS

Long-term obligations of continuing operations consist of the following (in thousands):

	January 31,	February 2,
	2009	2008

Filene’s Basement revolving credit facility	$39,583	$22,500
Notes payable to Retail Ventures	52,559	52,559
Less current maturities	(39,583)

Total long-term obligations	$52,559	$75,059

Letters of credit outstanding	$2,947	$3,360
Availability under revolving credit facilities		26,996

$100 Million Secured Revolving Credit Facility — The Filene’s Basement Revolving Loan — Effective January 23, 2008, Filene’s Basement entered into a $100 million secured revolving credit facility (the “Revolving Loan”). Under the Filene’s Basement Revolving Loan, Filene’s Basement is named as the borrower. The Filene’s Basement Revolving Loan was guaranteed by Retail Ventures and certain of its wholly-owned subsidiaries. The Filene’s Basement Revolving Loan has borrowing base restrictions and provides for borrowings at variable interest rates based on LIBOR, the prime rate, and the Federal Funds effective rate, plus a margin. In addition to the borrowing base restrictions, 10% of the facility is deemed an “excess reserve” and is not available for borrowing. Obligations under the Filene’s Basement Revolving Loan are secured by a lien on substantially all of the personal property of Filene’s Basement and of Retail Ventures and its other wholly-owned subsidiaries, excluding shares of DSW Inc. owned by Retail Ventures.

At January 31, 2009, Filene’s Basement borrowed $7.8 million in excess of the amount allowed by the borrowing base under the Revolving Loan and thus had no availability. At February 2, 2008, $27.0 million was available under the Filene’s Basement Revolving Loan. At January 31, 2009 and February 2, 2008, direct borrowings aggregated $39.6 million and $22.5 million, respectively. Letters of credit of $2.9 million and $3.4 million were issued and outstanding at January 31, 2009 and February 2, 2008, respectively.

Notes Payable to Retail Ventures — On August 16, 2006, Filene’s Basement entered into a promissory note with Retail Ventures for $27.6 million, due August 16, 2013. In addition, on January 3, 2008, Filene’s

Basement entered into a promissory note with Retail Ventures for $25.0 million, due February 1, 2013. The interest on each note between Filene’s Basement and Retail Ventures accrues at 13% per annum.

As of January 31, 2009, Filene’s Basement was in compliance with all debt covenants, except the borrowing in excess of the amount allowed by the borrowing base of $7.8 million under the Revolving Loan. On February 13, 2009, the Revolving Loan was amended to allow for the borrowings in excess of the amount allowed by the borrowing base. See Note 13 to the combined financial statements for a discussion on subsequent events related to long-term obligations.

8.	PENSION BENEFIT PLAN

The Company has a qualified defined benefit pension plan, which is frozen for all periods presented. The Company’s funding policy is to contribute annually the amount required to meet Employee Retirement Income Security Act (ERISA) funding standards and to provide not only for benefits attributed to service to date but also for those anticipated to be earned in the future. The Company uses a January 31 measurement date for its plan.

The following provides a reconciliation of projected benefit obligations, plan assets and funded status of the plan for the years as noted below (in thousands):

	January 31,	February 2,
	2009	2008

Change in projected benefit obligation:
Projected benefit obligation at beginning of year	$16,307	$15,848
Interest cost	935	907
Benefits paid	(715)	(1,169)
Actuarial (loss) gain	(186)	721

Projected benefit obligation at end of year	$16,341	$16,307

Accumulated benefit obligation at end of year	$16,341	$16,307

	January 31,	February 2,
	2009	2008

Change in plan assets:
Fair market value at beginning of year	$14,563	$15,464
Actual loss on plan assets	(2,661)	(449)
Employer contributions	500	900
Benefits paid	(715)	(1,169)
Other	(139)	(183)

Fair market value at end of year	$11,548	$14,563

Filene’s Basement made contributions of $0.5 million and $0.9 million during fiscal 2008 and fiscal 2007, respectively, to the pension plan. The Company’s funding policy is to contribute an amount annually that satisfies the minimum funding requirements of ERISA and that is tax deductible under the Internal Revenue Code of 1986, as amended. Filene’s Basement did not contribute funds in fiscal 2009.

The benefit payments, which reflect expected future service, as appropriate, are expected to be paid in the years indicated as follows (in thousands):

Fiscal Year	Amount

2009	$760
2010	764
2011	762
2012	818
2013	868
2014–2019	5,211

Amounts recognized in the combined balance sheets consisted of the following (in thousands):

	January 31,	February 2,
	2009	2008

Accumulated other comprehensive loss	$5,925	$4,222
Other noncurrent liabilities	4,793	1,744

The components of net periodic benefit cost are comprised of the following for the years indicated (in thousands):

	January 31,	February 2,	February 3,
	2009	2008	2007

Interest cost	$935	$907	$861
Expected return on plan assets	(1,125)	(1,212)	(1,077)
Amortization of transition asset	(38)	(38)	(38)
Amortization of net loss	442	244	290

Net periodic benefit cost	$214	$(99)	$36

Of the amounts in accumulated other comprehensive income held for sale as of January 31, 2009, we expect the following to be recognized as net pension costs in fiscal 2009 (in thousands):

Remaining unrecognized benefit obligation existing at transition	$(37)
Unrecognized net loss	570

Total	$533

The expected long-term rate of return was based on historical average annual returns for S&P 500, Russell 2000, and LB Intermediate Term Government for 10 years and since inception of the assets. Assumptions used in each year of the actuarial computations were:

	Fiscal Year Ended
	January 31,	February 2,
	2009	2008

Discount rate	6.3%	6.0%
Expected long-term rate of return	7.0	8.0

The Company’s investment strategy is to meet the liabilities of the plan as they are due and to maximize the return on invested assets within appropriate risk tolerances. The targeted allocation ranges of plan assets by category are as follows:

Equity securities	45%–65%
Fixed securities	35%–55%

The weighted-average allocation of plan assets by category is as follows:

	January 31,	February 2,
	2009	2008

Equity securities	52.4%	55.0%
Fixed securities	47.1	44.4
Other	0.5	0.6

Total	100.0%	100.0%

The Company classifies its fair value measurements under the following fair value hierarchy:

•
Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities that are publicly accessible. Active markets have frequent transactions with enough volume to provide ongoing pricing information.

•
Level 2 inputs are other than Level 1 inputs that are directly or indirectly observable. These can include unadjusted quoted prices for similar assets or liabilities in active markets, unadjusted quoted prices for identical assets or liabilities in inactive markets, or other observable inputs.

•	Level 3 inputs are unobservable inputs.

The following table presents the activity related to fair value measurements of pension plan assets for the periods presented:

	Years Ended
	January 31, 2009				February 2, 2008
	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3

Assets:
Cash and equivalents	$62	$62	$-	$-	$101	$101	$-	$-
Fixed income	5,438		5,438		6,458		6,458
Large cap funds	4,980		4,980		6,544		6,544
Small and mid cap funds	1,068		1,068		1,460		1,460

Fair market value at end of year	$11,548	$62	$11,486	$-	$14,563	$101	$14,462	$-

9.	OTHER BENEFIT PLANS

The Company maintains a 401(k) Plan for its employees. Eligible employees may contribute up to 30% of their compensation to the plan on a pretax basis, subject to Internal Revenue Service limitations. As of January 31, 2009, on the first day of the month following an employee’s completion of one year of service as defined under the terms of the plan, the Company matched employee deferrals into the plan, 100% on the first 3% of eligible compensation deferred and 50% on the next 2% of eligible compensation deferred. Additionally, the Company could contribute a discretionary profit-sharing amount to the plan each year. The Company incurred costs associated with the 401(k) Plan, excluding discontinued operations, of $0.8 million during each of fiscal 2008, fiscal 2007, and fiscal 2006. The Company made no discretionary profit-sharing contributions during the last three fiscal years.

10.	INCOME TAXES

The income tax expense(benefit) for continuing operations consists of the following (in thousands):

	Fiscal Year Ended
	January 31,	February 2,	February 3,
	2009	2008	2007

Current:
State and local	$(31)	$10	$9

Total current tax expense (benefit)	(31)	10	9
Deferred:
Federal	2,701	(4,781)	(1,796)
State and local	(234)	319	(455)

Total deferred tax expense (benefit)	2,467	(4,462)	(2,251)

Income tax expense (benefit)	$2,436	$(4,452)	$(2,242)

A reconciliation of the expected income taxes for continuing operations based upon the statutory rate is as follows (in thousands):

	January 31,	February 2,	February 3,
	2009	2008	2007

Income tax expense (benefit) at federal statutory rate of 35%	$(20,120)	$(8,360)	$(1,378)
State and local taxes, net	(3,328)	(1,205)	(250)
Valuation allowance	24,913	4,749
Other	971	364	(614)

Income tax expense (benefit)	$2,436	$(4,452)	$(2,242)

The components of the net deferred tax asset are (in thousands):

	Fiscal Year Ended
	January 31,	February 2,
	2009	2008

Deferred tax assets:
Basis differences in inventory	$1,616	$2,073
Construction and tenant allowances	5,166	(47)
State net operating loss and credits	5,224	2,659
Federal net operating loss	23,987	17,408
Federal tax credit	1,441	1,215
Workers' compensation	485	409
Basis differences in property and equipment	5,410	(2,062)
Intangible assets	4,594	3,183
Accrued rent	3,537	3,047
Pension	1,945	706
Prepaid expenses	(435)	(1,307)
Accrued expenses	(115)	1,291
Other	826	254
Total deferred tax assets	53,681	28,829

Less valuation allowance	(30,726)	(5,874)

Deferred tax assets, net	$22,955	$22,955

There was $23.0 million of deferred taxes recorded in the Company’s combined balance sheets at January 31, 2009, and February 2, 2008.

The Company establishes valuation allowances for deferred tax assets when the amount of expected future taxable income is not likely to support the use of the deduction or credit. The Company recorded an increase to the valuation allowance of $24.9 million for fiscal 2008. The Company recorded an increase to the valuation allowance of $5.9 million for fiscal 2007. The ending balances of the valuation allowance at January 31, 2009 and February 2, 2008, were $30.7 million and $5.9 million, respectively. Although there is a history of net operating losses, the Company has developed a tax planning strategy in order to utilize the deferred tax benefits. The Company believes it is more likely than not that the remaining deferred tax assets will be realized.

The net operating loss deferred tax asset consists of a federal and state component. At January 31, 2009, the federal component is $24.0 million and the state component is $5.2 million. These net operating losses are available to reduce federal and state taxable income for the fiscal years 2009 to 2027.

11.	SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

	Years Ended
	January 31,	February 2,	February 3,
	2009	2008	2007

Cash paid during the period for (in thousands):
Interest	$8,316	$7,601	$5,090
Income taxes	59	136	32
Noncash investing and operating activities:
Balance of accounts payable and accrued expenses for property and equipment purchases	30	242	1,359

12.	COMMITMENTS AND CONTINGENCIES

On January 16, 2006, Fendi initiated a lawsuit, Fendi Adele S.r.l., et al. (“Fendi”) v. Filene’s Basement, Inc. et al. (“Filene’s Basement”) in the southern district of New York in connection with certain trademarks owned by Fendi. A settlement agreement and mutual release was entered on May 17, 2010, between Fendi and FB Liquidating Estate, Inc., formerly known as Filene’s Basement Inc., debtor in possession. The settlement agreement was entered into without the admission of liability or wrongdoing by Filene’s Basement and included a final settlement payment to Fendi in the amount of $2.5 million, paid by Retail Ventures. In addition, Filene’s Basement agreed to return of all Fendi branded product in Filene’s Basement’s possession, make an advertisement contribution to Fendi, and not purchase for resale or sell any merchandise bearing the Fendi name or any federally registered Fendi trademark except if such goods were purchased directly from Fendi or from an authorized Fendi licensee in accordance with written authorization from Fendi.

The Company is involved in various legal proceedings that are incidental to the conduct of its business. The Company estimates the range of liability related to pending litigation where the amount of the range of loss can be estimated. The Company records its best estimate of a loss when the loss is considered probable. Where a liability is probable and there is a range of estimated loss, the Company records the most likely estimated liability related to the claim. In the opinion of management, the amount of any potential liability with respect to these proceedings will not be material to the Company’s results of operations or financial condition. As additional information becomes available, the Company will assess the potential liability related to its pending litigation and revise the estimates as needed. Revisions in its estimates and potential liability could materially impact the Company’s results of operations and financial condition.

13.	SUBSEQUENT EVENTS

The Company incurred net losses of $63.4 million, $21.2 million, and $1.6 million in fiscal 2008, fiscal 2007, and fiscal 2006, respectively, had negative working capital at January 31, 2009, and no availability on its revolving credit agreement at January 31, 2009.

On April 21, 2009, Retail Ventures announced it had entered into, and consummated the transactions contemplated by a definitive agreement dated April 21, 2009 (the “Purchase Agreement”) to dispose of Filene’s Basement, Inc. and certain related entities to FB II Acquisition Corp., a newly formed entity owned by Buxbaum.

Filene’s Basement filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code on May 4, 2009. As a result of the bankruptcy proceedings, Retail Ventures agreed to forgive the Company’s obligation to repay the $52.6 million notes payable to Retail Ventures.

In connection with the disposition and related transactions, Filene’s Basement and Retail Ventures obtained consent from the lenders under Filene’s Basement’s secured credit facility led by National City Business Credit, Inc. (the “Filene’s Basement Revolving Loan”), pursuant to a Consent and Ratification Agreement, dated as of April 21, 2009, by and among National City Business Credit, Inc., as Administrative Agent and Collateral Agent, the Revolving Credit Lenders (as defined in the Filene’s Basement Revolving Loan), Filene’s Basement, Retail Ventures, and FB II Acquisition Corp. (the “Consent Agreement”).

On April 28, 2009, the Administrative Agent under the Filene’s Basement Revolving Loan delivered a notice to Filene’s Basement alleging that certain Events of Default had occurred under the Revolving Loan and stating that the loan commitments were thereby terminated and all liabilities under the Revolving Loan were due and payable. As a result, the Filene’s Basement Revolving Loan was accelerated and all amounts thereunder were immediately due and payable. Retail Ventures had a guarantee on all obligations under that secured credit agreement, which had a balance of $13.8 million as of the date of disposition, including a $7.5 million Last Out Participation in that secured credit agreement.

On June 18, 2009, Syms through its wholly-owned subsidiary, SYL, LLC, acquired certain inventory, fixed assets, equipment, intellectual property and real property leases and certain other net assets of Filene’s Basement, Inc., pursuant to an order of the United States Bankruptcy Court for the District of Delaware in accordance with Sections 105, 363 and 365 of the United States Bankruptcy Code. Assets of Filene’s were acquired for a variety of reasons including the opportunity to capitalize on the strength of brand awareness, leverage the utilization of combined infrastructure and personnel, and to expand market share in the off-price retail clothing market. The purchase price paid at closing was approximately $64.0 million in cash, of which $38.9 million was paid for by Syl. Approximately $25.1 million was paid for by Vornado Realty Trust and its joint venture partners to acquire a termination of their lease in Boston, Massachusetts, to assume and make changes to their lease for a Filene’s Basement location in New York, New York and to assume the lease for a Filene’s Basement store location in Paramus, New Jersey. Syl’s portion of the purchase price was paid for through $23.9 million in borrowings under their asset-based revolving credit facility, and the remainder from cash on hand. The acquisition was accounted for as a business combination using the purchase method of accounting under the provisions of ASC 805, Business Combinations.

On November 2, 2011, Syms and each of its subsidiaries, Filene’s Basement, LLC, formerly known as SYL, LLC, Syms Advertising Inc., and Syms Clothing, Inc. (together the “Debtors”), filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Debtors are seeking consolidation of their chapter 11 cases for procedural purposes only and have requested that the cases be jointly administered under the caption “Filene’s Basement, LLC, et al.” The Debtors’ cases have been assigned the following individual case numbers, Case No. 11-13512 (the Company), Case No. 11-13511 (Filene’s Basement, LLC), Case No. 11-13513 (Syms Clothing, Inc.) and Case No. 11-13514 (Syms Advertising Inc.). Syms and its subsidiaries will continue to manage their respective properties and operate their respective businesses as “debtors-in possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code.

On November 2, 2011, Syms issued a press release regarding the bankruptcy filings.

Under the terms of Syms Credit Agreement with Bank of America, N.A., dated as of August 27, 2009, as amended (the “Credit Agreement”), the bankruptcy filings, qualify as an event of default and the outstanding amounts under the Credit Agreement may become due and payable. As of November 1, 2011, approximately $31,310,959, consisting of approximately $20,249,859 of committed loans and approximately $11,061,100 of letter of credit obligations, was outstanding under the Credit Agreement. The ability of the creditors to seek remedies to enforce their rights under the Credit Agreement is automatically stayed as a result of the bankruptcy filings, and the creditors’ rights of enforcement are subject to the applicable provisions of the Bankruptcy Code.

In preparing these combined financial statements, management evaluated subsequent events through December 9, 2011 on which the combined financial statements were available for issuance. In accordance with applicable accounting standards, all material subsequent events have either been recognized within the combined financial statements or disclosed in the notes to the combined financial statements.

******

(a)(2) Financial Statements of Business Acquired (Unaudited)

Filene’s Basement, Inc.

Condensed Combined Financial Statements as of
April 20, 2009 and January 31, 2009, and for the
Period From February 1, 2009 to April 20, 2009, and
the Three-Month Period Ended May 3, 2008

FILENE’S BASEMENT, INC.

Page

CONDENSED COMBINED FINANCIAL STATEMENTS AS OF APRIL 20, 2009 AND JANUARY 31, 2009, AND FOR THE PERIOD FROM FEBRUARY 1, 2009 TO APRIL 20, 2009 AND THE THREE-MONTH PERIOD ENDED MAY 3, 2008:

Condensed Combined Balance Sheets (Unaudited)	29–30

Condensed Combined Statements of Operations (Unaudited)	31

Condensed Combined Statements of Cash Flows (Unaudited)	32

Notes to the Filene’s Basement Condensed Combined Financial Statements (Unaudited)	33–43

The accompanying notes are an integral part of the combined financial statements.

FILENE’S BASEMENT, INC.

CONDENSED COMBINED BALANCE SHEETS (UNAUDITED)
AS OF APRIL 20, 2009 AND JANUARY 31, 2009
(In thousands)

	April 20,	January 31,
	2009	2009
ASSETS

CURRENT ASSETS:
Cash and equivalents	$3,704	$4,502
Accounts receivable — net	1,232	2,030
Inventories	33,560	57,562
Prepaid expenses and other current assets	971	1,806
Current assets of discontinued operations		1,139

Total current assets	39,467	67,039

PROPERTY AND EQUIPMENT — At cost:
Furniture, fixtures, and equipment	29,676	30,384
Leasehold improvements	34,023	34,644

Total property and equipment	63,699	65,028

Accumulated depreciation and amortization	(31,894)	(31,695)

Property and equipment — net	31,805	33,333

TRADENAMES AND OTHER INTANGIBLES — Net	3,661	4,255

DEFERRED INCOME TAXES AND OTHER NONCURRENT ASSETS	23,934	23,557

NONCURRENT ASSETS OF DISCONTINUED OPERATIONS	60	258

TOTAL ASSETS	$98,927	$128,442

The accompanying notes are an integral part of the combined financial statements.

FILENE’S BASEMENT, INC.

CONDENSED COMBINED BALANCE SHEETS (UNAUDITED)
AS OF APRIL 20, 2009 AND JANUARY 31, 2009
(In thousands)

	April 20,	January 31,
	2009	2009
LIABILITIES AND DIVISIONAL DEFICIT

CURRENT LIABILITIES:
Accounts payable	$27,694	$24,851
Accrued expenses:
Compensation	1,531	1,724
Taxes	2,718	3,016
Other	33,596	11,878
Current maturities of long-term obligations	14,402	39,583
Current liabilities of discontinued operations	5,907	478

Total current liabilities	85,848	81,530

NOTES PAYABLE TO RETAIL VENTURES, INC.	52,559	52,559

OTHER NONCURRENT LIABILITIES	34,026	34,283

NONCURRENT LIABILITIES OF DISCONTINUED OPERATIONS	1,730	1,772

COMMITMENTS AND CONTINGENCIES (Note 9)

DIVISIONAL DEFICIT:
Accumulated deficit	(162,088)	(128,554)
Contributed capital	92,777	92,777
Accumulated other comprehensive loss	(5,925)	(5,925)

Total divisional deficit	(75,236)	(41,702)

TOTAL LIABILITIES AND DIVISIONAL DEFICIT	$98,927	$128,442

The accompanying notes are an integral part of the combined financial statements.

FILENE’S BASEMENT, INC.

CONDENSED COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE PERIOD FROM FEBRUARY 1, 2009 TO APRIL 20, 2009 AND
THREE-MONTH PERIOD ENDED MAY 3, 2008
(In thousands)

	Period From	Three-Month
	February 1, 2009 to	Period Ended
	April 20, 2009	May 3, 2008

NET SALES	$62,291	$96,262

COST OF SALES (Exclusive of depreciation included below in selling, general, and administrative expenses)	(36,183)	(59,495)

LEASED DEPARTMENT AND OTHER INCOME	2,053	2,599

SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	(52,874)	(46,027)

OPERATING LOSS	(24,713)	(6,661)

INTEREST EXPENSE	(1,741)	(2,205)

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(26,454)	(8,866)

INCOME TAX (EXPENSE) BENEFIT	(345)	145

LOSS FROM CONTINUING OPERATIONS	(26,799)	(8,721)

LOSS FROM DISCONTINUED OPERATIONS — Net of tax	(6,735)	(610)

NET LOSS	$(33,534)	$(9,331)

The accompanying notes are an integral part of the condensed combined financial statements.

FILENE’S BASEMENT, INC.

CONDENSED COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE PERIOD FROM FEBRUARY 1, 2009 TO APRIL 20, 2009 AND
THREE-MONTH PERIOD ENDED MAY 3, 2008
(In thousands)

	Period From	Three-Month
	February 1, 2009 to	Period Ended
	April 20, 2009	May 3, 2008

CASH FROM OPERATING ACTIVITIES:
Loss from continuing operations	$(26,799)	$(8,721)
Loss from discontinued operations	(6,735)	(610)

Net loss	(33,534)	(9,331)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization of debt issuance costs	20	29
Depreciation and amortization	1,994	2,643
Deferred income taxes and other noncurrent liabilities	(279)	(918)
Impairment charges on long-lived assets		1,161
Loss on disposal of assets	600
Change in working capital, assets, and liabilities:
Accounts receivable	799	802
Inventories	24,824	(9,014)
Prepaid expenses and other current assets	460	321
Accounts payable	2,726	4,166
Proceeds from construction and tenant allowances		2,338
Accrued expenses	26,657	1,369

Net cash provided by (used in) operating activities	24,267	(6,434)

CASH FLOWS FROM INVESTING ACTIVITIES — Cash paid for property and equipment	(158)	(407)

Net cash used in investing activities	(158)	(407)

CASH FLOWS FROM FINANCING ACTIVITIES — Net (decrease) increase in revolving credit facility	(25,181)	9,500

Net cash (used in) provided by financing activities	(25,181)	9,500

NET (DECREASE) INCREASE IN CASH AND EQUIVALENTS	(1,072)	2,659

CASH AND EQUIVALENTS — Beginning of period (including cash of discontinued operations of $274 and $52, respectively)	4,776	5,691

CASH AND EQUIVALENTS — End of period	$3,704	$8,350

The accompanying notes are an integral part of the condensed combined financial statements.

FILENE’S BASEMENT, INC.

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)
AS OF APRIL 20, 2009 AND JANUARY 31, 2009, AND FOR THE PERIOD FROM FEBRUARY 1, 2009 TO
APRIL 20, 2009 AND THE THREE-MONTH PERIOD ENDED MAY 3, 2008

1.	BUSINESS OPERATIONS

Filene’s Basement, Inc. and affiliates are herein referred to collectively as Filene’s Basement or the “Company” (see principles of combination in Note 2). Filene’s Basement’s mission has been to be the premier destination for discriminating value-driven shoppers for their designer and famous brand fashion needs. Filene’s Basement, an off-price retail clothing chain, strives to provide the best selection of stylish, designer, and famous brand name merchandise at surprisingly affordable prices in men’s and women’s apparel, jewelry, shoes, accessories, and home goods. Filene’s Basement stores have had a large selection of upscale designer and better-branded merchandise, including couture items imported directly from the fashion capitals of Europe. Famous for its unique bridal dress promotions, now hailed as the “Running of the Brides,”™ Filene’s Basement believes that it is also unique in its offering of great fashion, high quality, and extraordinary prices. Prior to April 21, 2009, Filene’s Basement was a wholly-owned subsidiary of Retail Ventures, Inc. (“Retail Ventures”), a holding company operating retail stores.

On April 21, 2009, Retail Ventures announced it had entered into, and consummated the transactions contemplated by a definitive agreement dated April 21, 2009 (the “Purchase Agreement”), to dispose of Filene’s Basement, Inc. and certain related entities to FB II Acquisition Corp., a newly formed entity owned by Buxbaum Holdings, Inc. (“Buxbaum”).

Filene’s Basement filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code on May 4, 2009.

On June 18, 2009, Syms Corp. (“Syms”) through its wholly-owned subsidiary, SYL, LLC, (“Syl”) acquired certain inventory, fixed assets, equipment, intellectual property and real property leases, and certain other net assets of Filene’s Basement. Pursuant to an order of the United States Bankruptcy Court for the District of Delaware in accordance with Sections 105, 363, and 365 of the United States Bankruptcy Code. Assets of Filene’s Basement were acquired for a variety of reasons, including the opportunity to capitalize on the strength of brand awareness, leverage the utilization of combined infrastructure and personnel, and to expand market share in the off-price retail clothing market. The purchase price paid at closing was approximately $64.0 million in cash, of which $38.9 million was paid for by Syl. Approximately $25.1 million was paid for by Vornado Realty Trust and its joint venture partners to acquire a termination of their lease in Boston, Massachusetts, and to assume and make changes to their lease for a Filene’s Basement location in New York, New York and to assume the lease for the Filene’s Basement store location in Paramus, New Jersey. Syl’s portion of the purchase price was paid for through $23.9 million in borrowings under Syms asset-based revolving credit facility, and the remainder from cash on hand. The acquisition was accounted for as a business combination using the purchase method of accounting under the provisions of ASC 805, Business Combinations.

Designer and Famous Brand Merchandise — Filene’s Basement’s stores offer designer and famous name brand apparel, home goods, and accessories. Filene’s Basement offers everyday low pricing in key fashion categories. The merchandise represents a focused assortment of fashionable, nationally recognized men’s and women’s apparel, shoes, handbags and other accessories, fine jewelry, fragrances, giftware, and home goods bearing prominent designers’ and manufacturers’ names.

Distribution — Filene’s Basement’s merchandise is processed and distributed from a 457,000 square foot leased distribution facility situated on 32.8 acres with adjacent rail service in Auburn, Massachusetts, outside of metropolitan Boston, Massachusetts. The Company has a dedicated contract carrier that manages the fleet of road tractors and our semi-trailers. Our contract carrier makes the majority of all deliveries to the stores.

Advertising and Promotion — Filene’s Basement employs a multi-media approach to advertising, using print, broadcast, direct mail, online, and e-mail media. Historically, the primary method of communicating with the market throughout the year has been via advertising in daily newspapers, typically quarter and half page ads. With a substantial increase in customer database enrollment, direct mail and email communications became a growing part of the advertising mix. Advertising expense, excluding discontinued operations, was $1.2 million and $2.2 million for the period from February 1, 2009 to April 20, 2009 and the three-month period ended May 3, 2008, respectively.

Store Location, Design, and Operations — Filene’s Basement’s stores are typically located in leased facilities within suburban areas, near large residential neighborhoods, and average approximately 31,000 square feet of selling space per store (approximately 45,000 square feet of total space per store). Certain stores in Boston, New York, Chicago, Atlanta, and Washington D.C. are located in key urban areas. The stores are designed to be convenient and attractive in their merchandise presentation, dressing rooms, checkouts, and customer service areas. As April 20, 2009, Filene’s Basement operated 25 stores in 10 states and the District of Columbia.

Store Closures — In January 2009, Filene’s Basement announced it was exploring strategic alternatives. As a result, 11 store closings were completed in February 2009. Due to the store closings, the Company recorded a reserve of $16.2 million, excluding discontinued operations, as of April 20, 2009.

License Agreements and Leased Departments — Filene’s Basement licenses cosmetics, shoes, and certain other incidental departments to third parties, one of which is a related party. The aggregate annual license fees, excluding discontinued operations, were approximately $1.3 million and $1.8 million for the period from February 1, 2009 to April 20, 2009 and the three-month period ended May 3, 2008, respectively. Income from the license agreements and leased departments is reported in leased department and other income.

Seasonality — Filene’s Basement’s business is affected by the pattern of seasonality common to most retail businesses. Historically, increased sales and operating profit have been generated during the early fall and winter holiday selling seasons.

Service Marks, Trademarks, and Trade names — Filene’s Basement has an exclusive, perpetual, worldwide, royalty free license to use the name “Filene’s Basement” and “Filene’s Basement of Boston” trademark and service mark registrations, as well as certain other trade names. Filene’s Basement’s exclusive licensee status with respect to these registered marks has been recorded with the United States Patent and Trademark Office and relevant state offices. Other trademarks and trade names used by Filene’s Basement have been protected as well.

2.	BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Principles of Combination — The condensed combined financial statements include the accounts of Filene’s Basement Inc. and its affiliates. Prior to April 21, 2009, Filene’s Basement was a consolidated subsidiary of Retail Ventures. The purpose of these condensed combined financial statements is to present the business and operations of Filene’s Basement, Inc. as a stand-alone business. Certain adjustments have been made to the historical condensed combined financial statements of Filene’s Basement, in order to present the business on a stand-alone basis. Home office and shared service charges were allocated from Retail Ventures and its subsidiaries. All intercompany accounts and transactions have been eliminated. As a result of several Filene’s Basement’s stores meeting the criteria set forth in ASC 205-20, Discontinued Operations, the results of operations for these stores have been included in discontinued operations. See Note 3 to the condensed combined financial statements for a discussion on discontinued operations.

The accompanying unaudited condensed combined interim financial statements should be read in conjunction with the Company’s annual combined financial statements for the fiscal years ended January 31, 2009, and February 2, 2008, and the fiscal years ended January 31, 2009, February 2, 2008, and February 3, 2007.

In the opinion of management, the unaudited condensed combined interim financial statements reflect all adjustments, consisting of only normal recurring adjustments, which are necessary to present fairly the condensed combined financial position, results of operations, and cash flows for the periods presented.

Use of Estimates — The preparation of condensed combined financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed combined financial statements and reported amounts of revenues and expenses during the reporting period. Significant estimates are required as a part of inventory valuation, income taxes, sales returns, depreciation, amortization, recoverability of long-lived assets, establishing reserves for insurance, and calculating retirement benefits. Although these estimates are based on management’s knowledge of current events and actions it may undertake in the future, actual results could differ from these estimates.

Cash and Equivalents — Cash and equivalents represent cash, highly liquid investments with original maturities of three months or less at the date of purchase, and credit card receivables which generally settle within three days. The carrying amounts of cash and equivalents approximate fair value.

Accounts Receivable — Accounts receivable are classified as current assets because the average collection period is generally less than one year. The carrying amount approximates fair value because of the relatively short average maturity of the instruments and no significant change in interest rates.

Allowance for Doubtful Accounts — The Company monitors exposure for credit losses and record related allowances for doubtful accounts. Allowances are estimated based upon specific accounts receivable balances, where a risk of default has been identified. The allowance for doubtful accounts was $2.4 million and $0.4 million at April 20, 2009 and January 31, 2009.

Inventories — Merchandise inventories are stated at the realizable value, determined using the first-in, first-out basis, or market, using the retail inventory method. The retail method is widely used in the retail industry due to its practicality. Under the retail inventory method, the valuation of inventories at cost and the resulting gross margins are calculated by applying a calculated cost to retail ratio to the retail value of inventories. The cost of the inventory reflected on the condensed combined balance sheets is decreased by charges to cost of sales at the time the retail value of the inventory is lowered through the use of markdowns, which are reductions in prices due to customers’ perception of value. Hence, earnings are negatively impacted as the merchandise is marked down prior to sale.

Inherent in the calculation of inventories are certain significant management judgments and estimates, including setting the original merchandise retail value, markdowns, and estimates of losses between physical inventory counts or shrinkage, which combined with the averaging process within the retail method, can significantly impact the ending inventory valuation at cost and the resulting gross profit.

The Company records a reduction to inventories and charges to cost of sales for shrinkage. Shrinkage is calculated as a percentage of sales from the last physical inventory date. Estimates are based on both historical experience as well as recent physical inventory results. Physical inventory counts are taken on an annual basis and have supported the Company’s shrinkage estimates.

Markdowns establish a new cost basis for the Company’s inventory. Changes in facts or circumstances do not result in the reversal of previously recorded markdowns or an increase in that newly established cost basis. The markdown reserve requires management to make assumptions regarding customer preferences, fashion trends, and consumer demand.

Preopening Expenses — Preopening costs associated with the opening of new stores are expensed as incurred for stores opened during the fiscal year and those under construction and to be opened in future fiscal years. There were no preopening costs expensed for the period from February 1, 2009 to April 20, 2009 and the three-month period ended May 3, 2008.

Property and Equipment — Depreciation and amortization are recognized principally on the straight-line method in amounts adequate to amortize costs over the estimated useful lives of the respective assets. Leasehold improvements are amortized over the shorter of their useful lives (10 years) or initial lease term. The estimated useful lives of furniture, fixtures, and equipment are three to ten years.

Asset Impairment and Long-Lived Assets — The Company must periodically evaluate the carrying amount of its long-lived assets, primarily property and equipment, and finite life intangible assets when events and circumstances warrant such a review to ascertain if any assets have been impaired. The carrying amount of a long-lived asset is considered impaired when the carrying value of the asset exceeds the expected future cash flows from the asset. The Company’s review is conducted at the lowest identifiable level of cash flows, which includes a store. The impairment loss recognized is the excess of the carrying value of the asset over its fair value, based on a discounted cash flow analysis using a discount rate determined by management. The impairment loss is included in selling, general, and administrative expense. Assets acquired for stores that have been previously impaired are not capitalized when acquired if the store’s expected future cash flow remains negative.

Trade names and Other Intangible Assets — Trade names and other intangible assets are composed of values assigned to names and leases the Company acquired. As of April 20, 2009 and January 31, 2009, the gross balance of trade names and other intangible assets, excluding discontinued operations, was $20.8 million and $26.7 million, respectively. Accumulated amortization for trade names and other intangible assets, excluding discontinued operations, was $17.2 million and $22.4 million at April 20, 2009 and January 31, 2009, respectively. The average useful lives of other intangible assets, net are 11 years as of both April 20, 2009 and January 31, 2009.

Amortization expense, excluding discontinued operations, was $0.7 million for the period from February 1, 2009 to April 20, 2009 and for the three-month period ended May 3, 2008.

Self-Insurance Reserves — The Company records estimates for certain health and welfare, workers’ compensation, general liability, and casualty insurance costs that are self-insured programs. Self-insurance reserves include actuarial estimates of both claims filed, carried at their expected ultimate settlement value, and claims incurred but not yet reported. The liability represents an estimate of the ultimate cost of claims incurred as of the balance sheet date. Health and welfare, workers’ compensation and general liability estimates are calculated utilizing claims development estimates based on historical experience and other factors. The Company has purchased stop loss insurance to limit its exposure to any significant exposure on a per person basis for health and welfare and on a per claim basis for workers’ compensation and general liability. Although the Company does not anticipate the amounts ultimately paid will differ significantly from the estimates, self-insurance reserves could be affected if future claim experience differs significantly from the historical trends and the actuarial assumptions. The self-insurance reserves, excluding discontinued operations, were $1.0 million at both April 20, 2009 and January 31, 2009.

Deferred Rent — Many of the Company’s operating leases contain predetermined fixed increases of the minimum rental rate during the initial lease term. For these leases, the Company recognizes the related rental expense on a straight-line basis and records the difference between the amount charged to expense and the rent paid as deferred rent and begins amortizing such deferred rent upon the delivery of the lease location by the lessor. The amounts included in the other noncurrent liabilities caption, excluding discontinued operations, were $8.7 million and $8.3 million at April 20, 2009 and January 31, 2009, respectively.

Construction and Tenant Allowances — The Company receives cash allowances from landlords, which are deferred and amortized on a straight-line basis over the original terms of the lease as a reduction of rent expense. These allowances are included in the other noncurrent liabilities caption and at April 20, 2009 and January 31, 2009 were $20.5 million and $21.2 million, excluding discontinued operations, respectively.

Contributed Capital — Upon the acquisition of Filene’s Basement, Retail Ventures paid certain amounts on behalf of Filene’s Basement. These amounts have been recorded as contributed capital in the accompanying Company’s condensed combined financial statements.

Accumulated Other Comprehensive Loss — The accumulated other comprehensive loss was $5.9 million at April 20, 2009 and January 31, 2009, and relates to the Filene’s Basement minimum pension liability.

Comprehensive loss, excluding discontinued operations, was $26.8 million and $8.7 million for the period from February 1, 2009 to April 20, 2009 and the three-month period ended May 3, 2008, respectively.

Sales and Revenue Recognition — Revenues from merchandise sales are recognized at the point of sale, net of returns, and sales tax. Revenue from gift cards is deferred and the revenue is recognized upon redemption of the gift card. The Company’s policy is to recognize income from breakage of gift cards when the likelihood of redemption of the gift card is remote. The Company recognized miscellaneous income from gift card breakage of less than $0.1 million for the period from February 1, 2009 to April 20, 2009 and the three-month period ended May 3, 2008.

Cost of Sales — Cost of sales includes the cost of merchandise, markdowns, and inventory shrinkage. Cost of merchandise includes related inbound freight to our distribution centers, duties, and commissions. Cost of sales excludes depreciation and amortization, which is included within selling, general, and administrative expenses. The classification of these expenses vary across the retail industry, thus our gross margin rates may not be comparable to those of other retailers that include warehousing and outbound distribution and transportation costs in cost of sales.

Selling, General, and Administrative Expenses — Selling, general, and administrative expenses include, and consist primarily of, store, warehousing, distribution and corporate payrolls and benefit costs, occupancy costs which include retail stores, warehousing and corporate rent costs, facility and leasehold improvement depreciation and utility costs, advertising, repair and maintenance, insurance, equipment depreciation, professional fees, and other miscellaneous expenses.

Income Taxes — Income taxes are accounted for using the asset and liability method as required by ASC 740, Income Taxes. The Company is required to determine the aggregate amount of income tax expense to accrue and the amount, which will be currently payable, based upon tax statutes of each jurisdiction in which we do business. In making these estimates, income is adjusted based on a determination of generally accepted accounting principles for items that are treated differently by the applicable taxing authorities. Deferred tax assets and liabilities, as a result of these differences, are reflected on the Company’s condensed combined balance sheets for temporary differences that will reverse in subsequent years. A valuation allowance is established against deferred tax assets when it is more likely than not that some or all of the deferred tax assets will not be realized. If management had made these determinations on a different basis, the tax expense, assets, and liabilities could be different. The Company recorded an increase to the valuation allowance of $10.3 million and $3.7 million for the period from February 1, 2009 to April 20, 2009 and the three-month period ended May 3, 2008, respectively.

Recent Accounting Pronouncements — In April 2008, the FASB issued an update to the ASC 350-30, Goodwill and Other Intangible Assets, General Intangibles Other than Goodwill, that amends factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The intent of this guidance is to improve consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure its fair value. This guidance was effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, with early adoption prohibited. This guidance was prospectively applied to intangible assets acquired after the effective date. The disclosure requirements were applied prospectively to all intangible assets recognized as of, and subsequent to, the effective date. The adoption of this guidance during the first quarter of fiscal 2009 did not have a significant impact the Company’s condensed combined financial statements.

In February 2008, the FASB issued an update to ASC 820, Fair Value Measurements and Disclosures, (“ASC 820”) which delayed the effective date for nonfinancial assets and liabilities that are recognized or disclosed in the financial statements on a nonrecurring basis to fiscal years beginning after November 15, 2008. ASC 820, which defines fair value, establishes a framework for measuring fair value under GAAP and expands disclosures about fair value measurements. The adoption of this standard did not have a significant impact on the Company’s condensed combined financial statements.

In June 2009, the FASB issued ASC 105, Generally Accepted Accounting Principles, (“ASC 105”) or the Codification. The Codification is the sole source of authoritative U.S. accounting and reporting standards recognized by the FASB. Rules and interpretive releases of the SEC are also sources of authoritative GAAP. ASC 105 is effective for financial statements issued for periods ended after September 15, 2009. Upon adoption of ASC 105, references within condensed combined financial statement disclosures were modified to reference the Codification.

In January 2010, the FASB issued updates to existing guidance related to fair value measurements. As a result of these updates, entities will be required to provide enhanced disclosures about transfers into and out of Level 1 and Level 2 classifications, provide separate disclosures about purchases, sales, issuances, and settlements relating to the tabular reconciliation of beginning and ending balances of the Level 3 classification and provide greater disaggregation for each class of assets and liabilities that use fair value measurements. Except for the detailed Level 3 disclosures, the new standard will be effective for the fiscal 2010. The requirement related to Level 3 fair value measurements is effective for interim and annual reporting periods beginning after January 29, 2011. The adoption of the effective portions of this new standard is not expected to have a material impact on the Company’s condensed combined financial statements.

3.	DISCONTINUED OPERATIONS

As of April 20, 2009, there were 25 Filene’s Basement stores in operation located primarily in major metropolitan areas of the Northeast and Midwest United States. In January 2009, Filene’s Basement announced it was exploring strategic alternatives. As a result, 11 store closings were completed in February 2009. The final determination to close these underperforming stores was due to decreased sales and operating profit during the fourth quarter of fiscal 2008, as well as the continued negative outlook for the United States retail segment generally and Filene’s Basement in particular.

Each closed store was evaluated in accordance with ASC 205-20, Discontinued Operations, and based on this analysis it was concluded that three stores should be included within discontinued operations in the accompanying condensed combined financial statements presented.

The significant components of Filene’s Basement operating results included in discontinued operations for the periods presented are as follows (in thousands):

	Period From	Three-Month
	February 1, 2009 to	Period Ended
	April 20, 2009	May 3, 2008

Net sales	$1,060	$3,758

Loss before income taxes	$(6,735)	$(610)
Income tax (expense) benefit

Loss from discontinued operations — net of tax	$(6,735)	$(610)

The financial classification of assets and liabilities of Filene’s Basement’s discontinued operations in the condensed combined balance sheets as of the period ended April 20, 2009 and January 31, 2009, is as follows (in thousands):

	April 20,	January 31,
	2009	2009

Cash	$-	$274
Accounts receivable		1
Inventories		822
Prepaid expenses and other current assets		42

Total current assets	-	1,139

Property and equipment — net	59	257
Other noncurrent assets	1	1

Total noncurrent assets	60	258

Total assets	$60	$1,397

Accrued expenses	$5,907	$478

Total current liabilities	5,907	478

Other noncurrent liabilities	1,730	1,772

Total liabilities	$7,637	$2,250

4.	RELATED PARTY TRANSACTIONS

These condensed combined financial statements reflect allocated expenses associated with centralized Retail Ventures support functions, including: legal, accounting, tax, treasury, internal audit, information technology, human resources, and other services. The costs associated with these generally include all payroll and benefit costs as well as overhead costs related to the support functions. Retail Ventures also allocated costs to the Company associated with office facilities, corporate insurance coverage and medical, postretirement and other health plan costs attributed to the Company employees participating in Retail Ventures sponsored plans. Allocations are based on a number of utilization measures, including headcount and proportionate effort. Filene’s Basement recorded home office and shared service charges of $4.4 million and $3.1 million for the period from February 1, 2009 to April 20, 2009 and the three-month period ended May 3, 2008, respectively.

The company had outstanding notes payable to Retail Ventures, excluding discontinued operations, of $52.6 million as of April 20, 2009 and January 31, 2009. See Note 6 to the condensed combined financial statements for further discussion of these notes. As of April 20, 2009 and January 31, 2009, the company had net payable balances with Retail Ventures and affiliates of $6.8 million and $6.0 million, respectively, which were primarily related to shared services and other intercompany transactions.

Accounts payable to related parties, other than Retail Ventures, principally result from commercial transactions with entities owned or affiliated with Schottenstein Stores Corporation (“SSC”) or intercompany transactions with SSC, through Retail Ventures. Settlement of affiliate receivables and payables are in the form of cash. These transactions settle normally in 30 to 60 days. There were no accounts payable to related parties at April 20, 2009. Accounts payable to related parties were $0.7 million at January 31, 2009.

The Company, through Retail Ventures, shared certain personnel, administrative, and service costs with SSC and its affiliates. The costs of providing these services are allocated among the Company, Retail Ventures, SSC, and its affiliates without a premium. The allocated amounts are not significant. SSC does not charge the Company for general corporate management services.

Filene’s Basement operates leased departments for affiliated companies. The leased department income recorded in leased department and other income includes related party leased income from DSW Inc. and affiliates, excluding discontinued operations, of $1.3 million, and $1.8 million for the period from February 1, 2009 to April 20, 2009 and the three-month period ended May 3, 2008, respectively.

The Company also leases certain store locations from SSC and its affiliates.

5.	STOCK-BASED COMPENSATION

Certain Filene’s Basement employees were granted stock options and stock appreciation rights related to Retail Ventures common shares. The agreements condition the vesting of the shares generally upon continued employment with Retail Ventures. Filene’s Basement recorded expense related to stock-based compensation of less than $0.1 million for the period from February 1, 2009 to April 20, 2009 and the three-month period ended May 3, 2008.

6.	LONG-TERM OBLIGATIONS

Long-term obligations of continuing operations consist of the following (in thousands):

	April 20,	January 31,
	2009	2009

Filene’s Basement revolving credit facility	$14,402	$39,583
Notes payable to Retail Ventures	52,559	52,559
Less current maturities	(14,402)	(39,583)

Total long-term obligations	$52,559	$52,559

Letters of credit outstanding	$1,747	$2,947
Availability under revolving credit facilities	7,773

$100 Million Secured Revolving Credit Facility — The Filene’s Basement Revolving Loan — Effective January 23, 2008, Filene’s Basement entered into a $100 million secured revolving credit facility (the “Revolving Loan”). Under the Filene’s Basement Revolving Loan, Filene’s Basement is named as the borrower. The Filene’s Basement Revolving Loan was guaranteed by Retail Ventures and certain of its wholly-owned subsidiaries. The Filene’s Basement Revolving Loan has borrowing base restrictions and provides for borrowings at variable interest rates based on LIBOR, the prime rate and the Federal Funds effective rate, plus a margin. In addition to the borrowing base restrictions, 10% of the facility is deemed an “excess reserve” and is not available for borrowing. Obligations under the Filene’s Basement Revolving Loan are secured by a lien on substantially all of the personal property of Filene’s Basement and of Retail Ventures and its other wholly-owned subsidiaries, excluding shares of DSW owned by Retail Ventures.

Notes Payable to Retail Ventures — On August 16, 2006, Filene’s Basement entered into a promissory note with Retail Ventures for $27.6 million, due August 16, 2013. In addition, on January 3, 2008, Filene’s Basement entered into a promissory note with Retail Ventures for $25.0 million, due February 1, 2013. The interest on each note between Filene’s Basement and Retail Ventures accrues at 13% per annum.

As of April 20, 2009, Filene’s Basement was in compliance with all debt covenants. On February 13, 2009, the Revolving Loan was amended to allow for the borrowings in excess of the amount allowed by the borrowing base. See Note 11 to the condensed combined financial statements for a discussion on subsequent events related to long-term obligations.

7.	PENSION BENEFIT PLAN

The Company was not required to make any contributions during the period from February 1, 2009 to April 20, 2009, to meet minimum funding requirements under the Filene’s Basement defined benefit pension plan (the “Pension Plan”). Filene’s Basement did not contribute funds in fiscal 2009. The components of net periodic cost of the Pension Plan is as follows (in thousands):

	Period From	Three-Month
	February 1, 2009 to	Period Ended
	April 20, 2009	May 3, 2008

Interest cost	$244	$234
Expected return on plan assets	(189)	(282)
Amortization of transition asset	(9)	(9)
Amortization of net loss	143	111

Net periodic cost	$189	$54

8.	INCOME TAXES

The Company establishes valuation allowances for deferred tax assets when the amount of expected future taxable income is not likely to support the use of the deduction or credit. The Company has determined that there is a probability that future taxable income may not be sufficient to fully utilize deferred tax assets. The valuation allowance as of April 20, 2009 and January 31, 2009, was $41.0 million and $30.7 million, respectively. Based on available data, the Company believes it is more likely than not that the remaining deferred tax assets will be realized.

The tax rates of (1.3%) and 1.6% for the period from February 1, 2009 to April 20, 2009 and the three-month period ended May 3, 2008, respectively, reflects an increase in valuation allowance of $10.3 million and $3.7 million on federal and state deferred tax assets.

The Company is no longer subject to U.S. federal or state and local income tax examinations by tax authorities for the fiscal years prior to 2000. The Company is not currently under audit by the IRS. There are several state audits and appeals ongoing for fiscal years from 2000 through 2006. The Company estimates the range of possible changes that may result from the examinations to be insignificant at this time.

9.	COMMITMENTS AND CONTINGENCIES

On January 16, 2006, Fendi initiated a lawsuit, Fendi Adele S.r.l., et al. (“Fendi”) v. Filene’s Basement, Inc. et al. (“Filene’s Basement”) in the southern district of New York in connection with certain trademarks owned by Fendi. A settlement agreement and mutual release was entered on May 17, 2010, between Fendi and FB Liquidating Estate, Inc., formerly known as Filene’s Basement Inc., debtor in possession. The settlement agreement was entered into without the admission of liability or wrongdoing by Filene’s Basement and included a final settlement payment to Fendi in the amount of $2.5 million, paid by Retail Ventures. In addition, Filene’s Basement agreed to return of all Fendi branded product in Filene’s Basement’s possession, make an advertisement contribution to Fendi, and not purchase for resale or sell any merchandise bearing the Fendi name or any federally registered Fendi trademark except if such goods were purchased directly from Fendi or from an authorized Fendi licensee in accordance with written authorization from Fendi.

The Company is involved in various legal proceedings that are incidental to the conduct of its business. The Company estimates the range of liability related to pending litigation where the amount of the range of loss can be estimated. The Company records its best estimate of a loss when the loss is considered probable. Where a liability is probable and there is a range of estimated loss, the Company records the most likely estimated liability related to the claim. In the opinion of management, the amount of any potential liability with respect to these proceedings will not be material to the Company’s results of operations or financial condition. As additional information becomes available, the Company will assess the potential liability related to its pending litigation and revise the estimates as needed. Revisions in its estimates and potential liability could materially impact the Company’s results of operations and financial condition.

10.	SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

	Period From	Three-Month
	February 1, 2009 to	Period Ended
	April 20, 2009	May 3, 2008

Cash paid during the period for (in thousands):
Interest	$296	$372
Noncash investing and operating activities — balance of accounts payable and accrued expenses for property and equipment purchases	146	22

11.	SUBSEQUENT EVENTS

The Company incurred net losses of $33.5 million and $9.3 million for the period from February 1, 2009 to April 20, 2009 and the three-month period ended May 3, 2008, respectively, and had negative working capital at April 20, 2009 and January 31, 2009.

On April 21, 2009, Retail Ventures announced it had entered into, and consummated the transactions contemplated by a definitive agreement dated April 21, 2009 (the “Purchase Agreement”) to dispose of Filene’s Basement, Inc. and certain related entities to FB II Acquisition Corp., a newly formed entity owned by Buxbaum.

Filene’s Basement filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code on May 4, 2009. As a result of the bankruptcy proceedings, Retail Ventures agreed to forgive the Company’s obligation to repay the $52.6 million notes payable to Retail Ventures.

In connection with the disposition and related transactions, Filene’s Basement and Retail Ventures obtained consent from the lenders under Filene’s Basement’s secured credit facility led by National City Business Credit, Inc. (the “Filene’s Basement Revolving Loan”), pursuant to a Consent and Ratification Agreement, dated as of April 21, 2009, by and among National City Business Credit, Inc., as Administrative Agent and Collateral Agent, the Revolving Credit Lenders (as defined in the Filene’s Basement Revolving Loan), Filene’s Basement, Retail Ventures, and FB II Acquisition Corp. (the “Consent Agreement”).

On April 28, 2009, the Administrative Agent under the Filene’s Basement Revolving Loan delivered a notice to Filene’s Basement alleging that certain Events of Default had occurred under the Revolving Loan and stating that the loan commitments were thereby terminated and all liabilities under the Revolving Loan were due and payable. As a result, the Filene’s Basement Revolving Loan was accelerated and all amounts there under were immediately due and payable. Retail Ventures had a guarantee on all obligations under that secured credit agreement, which had a balance of $13.8 million as of the date of disposition, including a $7.5 million Last Out Participation in that secured credit agreement.

On June 18, 2009, Syms through its wholly-owned subsidiary, SYL, LLC, acquired certain inventory, fixed assets, equipment, intellectual property and real property leases, and certain other net assets of Filene’s Basement, Inc., pursuant to an order of the United States Bankruptcy Court for the District of Delaware in accordance with Sections 105, 363, and 365 of the United States Bankruptcy Code. Assets of Filene’s were acquired for a variety of reasons, including the opportunity to capitalize on the strength of brand awareness, leverage the utilization of combined infrastructure and personnel, and to expand market share in the off-price retail clothing market. The purchase price paid at closing was approximately $64.0 million in cash, of which $38.9 million was paid for by Syl. Approximately $25.1 million was paid for by Vornado Realty Trust and its joint venture partners to acquire a termination of their lease in Boston, Massachusetts, to assume and make changes to their lease for a Filene’s Basement location in New York, New York and to assume the lease for the Filene’s Basement store location in Paramus, New Jersey. Syl’s portion of the purchase price was paid for through $23.9 million in borrowings under their asset-based revolving credit facility, and the remainder from cash on hand. The acquisition was accounted for as a business combination using the purchase method of accounting under the provisions of ASC 805, Business Combinations.

On November 2, 2011, Syms and each of its subsidiaries, Filene’s Basement, LLC, Syms Advertising Inc., and Syms Clothing, Inc. (together the “Debtors”), filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Debtors are seeking consolidation of their chapter 11 cases for procedural purposes only and have requested that the cases be jointly administered under the caption “Filene’s Basement, LLC, et al.” The Debtors’ cases have been assigned the following individual case numbers, Case No. 11-13512 (the Company), Case No. 11-13511 (Filene’s Basement, LLC), Case No. 11-13513 (Syms Clothing, Inc.) and Case No. 11-13514 (Syms Advertising Inc.). Syms and its subsidiaries will continue to manage their respective properties and operate their respective businesses as “debtors-in possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code.

On November 2, 2011, Syms issued a press release regarding the bankruptcy filings

Under the terms of Syms Credit Agreement with Bank of America, N.A., dated as of August 27, 2009, as amended (the “Credit Agreement”), the bankruptcy filings, qualify as an event of default and the outstanding amounts under the Credit Agreement may become due and payable. As of November 1, 2011, approximately $31,310,959, consisting of approximately $20,249,859 of committed loans and approximately $11,061,100 of letter of credit obligations, was outstanding under the Credit Agreement. The ability of the creditors to seek remedies to enforce their rights under the Credit Agreement is automatically stayed as a result of the bankruptcy filings, and the creditors’ rights of enforcement are subject to the applicable provisions of the Bankruptcy Code.

In preparing these condensed combined financial statements, management evaluated subsequent events through December 9, 2011 on which the condensed combined financial statements were available for issuance. In accordance with applicable accounting standards, all material subsequent events have either been recognized within the condensed combined financial statements or disclosed in the notes to the condensed combined financial statements.

******

NOTES TO THE SYMS PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Basis of Pro Forma Presentation
The unaudited pro forma condensed consolidated financial statements are based on the historical financial statements of Syms Corp. and Filene’s Basement, Inc. after giving effect to the cash paid and financing used to consummate the acquisition of Filene’s Basement Inc., as well as certain pro forma adjustments. The unaudited pro forma condensed consolidated balance sheet as of May 30, 2009 is based on the Company’s historical balance sheet as of that date, and gives effect to the acquisition transaction as if it had occurred on May 30, 2009.

The unaudited pro forma condensed consolidated balance sheet as of May 30, 2009 is presented as if the acquisition occurred on May 30, 2009. The unaudited pro forma condensed consolidated statements of operations for the 13 weeks ended May 30, 2009 and the 52 weeks ended February 28, 2009 are based on the historical condensed consolidated statements of operations of the Syms Corp. and Filene’s Basement, Inc. and give pro forma effect assuming the transaction occurred at the beginning of the earliest period presented.

The allocation of the purchase price of the acquisition used in these unaudited pro forma condensed consolidated financial statements is based upon the Company’s estimates and assumptions at the date of preparation, which have been made for the purpose of developing such pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated financial statements and the accompanying notes should be read in conjunction with the historical financial statements and accompanying notes of Filene’s Basement, Inc. and Syms Corp. Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on May 12, 2010, and Quarterly Report on Form 10-Q filed with the SEC on August 29, 2009.  The unaudited pro forma condensed consolidated financial statements are presented for informational purposes only and are not necessarily indicative of the operating results or the financial position that would have been achieved had the acquisition been consummated as of the date indicated or of the results that may be obtained in the future.

Purchase Price and Purchase Price Allocation
On June 18, 2009, Syl completed the acquisition of Filene’s Basement from Retail Ventures, Inc., which included certain inventory, fixed assets, equipment, intellectual property, real property leases and certain other net assets pursuant to an order of the United States Bankruptcy Court for the District of Delaware in accordance with Sections 105, 36 and 365 of the United States Bankruptcy Code.

The  Purchase  Agreement  provides  that  the  Purchase  Price  consists  of (i) $47.6 million,  plus (ii) the amount of the security deposits relating to acquired leases  plus  (iii)  seventy  percent  of the  Seller's  cost of  acquiring  the inventory  sold to Syl  in the  transaction.  The Seller and Syl calculated the Purchase Price due at closing based on estimates of such security deposits and inventory cost.

Syl determined that the fair values of assets acquired exceeded the purchase price by approximately $9.7 million, which was recorded as a bargain purchase gain, and is shown as a separate component of operating expenses in the consolidated financial statements for fiscal 2009. The gain of approximately $13,122,000, before netting of the related deferred tax liabilities of $3,408,000, was recognized for book purposes only. A lower gain was recognized currently for tax purposes resulting in a downward adjustment of the tax basis of the assets acquired. The Acquisition Costs in the amount of approximately $4.9 million, is capitalized for tax and deducted as a current expense for book purposes.

The following table presents (in thousands) the estimated fair values of the net assets acquired and the excess of such net assets over the purchase price at acquisition date:

Inventory	$21,316
Fixed assets and equipment	30,051
Intangible assets	2.090
Fair value	53,457
Purchase Price	38,927
Excess of fair value over purchase price	14,530
Less: Deferred taxes	(3,408)
Obligations to customers	(1,197)
Other adjustments	(211)
Bargain purchase gain	$9,714

Subsequent Events
On November 2, 2011, Syms and each of its subsidiaries, Filene’s Basement, LLC, f/k/a SYL, LLC, Syms Advertising Inc., and Syms Clothing, Inc. (together the “Debtors”), filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).  The Debtors are seeking consolidation of their chapter 11 cases for procedural purposes only and have requested that the cases be jointly administered under the caption “Filene’s Basement, LLC, et al.”  The Debtors’ cases have been assigned the following individual case numbers, Case No. 11-13512 (the Company), Case No. 11-13511 (Filene’s Basement, LLC), Case No. 11-13513 (Syms Clothing, Inc.) and Case No. 11-13514 (Syms Advertising Inc.).  Subject to applicable Bankruptcy Court orders, including orders authorizing the ongoing liquidation of the Debtors' retail businesses, Syms and its subsidiaries will continue to manage their respective properties and operate their respective businesses as “debtors-in possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code.

On November 2, 2011, Syms issued a press release regarding the bankruptcy filings.

With respect to the Credit Agreement, as described in the Notes to the financial statements contained in Sections 11 and 13 above, on November 18, 2011, in connection with the liquidation of the Debtors' retail businesses, and pursuant to orders entered by the Bankruptcy Court, the amounts outstanding and owed to Bank of America, N.A. thereunder were paid to Bank of America, N.A. and it retains only adequate assurance liens on substantially all of the Debtors' assets and certain contingent indemnity rights and claims against the Debtors.

Syms Corp. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of May 30, 2009
(in thousands, except per share data)

				Historical
		Historical		Filene's			Pro Forma
	Historical	Filene's	Carve-Out	Basement	Pro Forma		Consolidated
	Syms Corp	Basement (1)	Adjustment (2)	Standalone (3)	Adjustments		Standalone

Assets
Current Assets
Cash and cash equivalents	$20,686	$3,704	$(3,704)	$-	$(15,027	)(A)	$5,659
Receivables	1,479	1,232	(1,232)	-	-		1,479
Merchandise inventories	49,248	33,560	(12,844)	20,716	600	(B)	70,564
Deferred income taxes	3,045	-	-	-	-		3,045
Assets held for sale	7,202	-	-	-	-		7,202
Prepaid expenses and other current assets	4,370	971	(971)	-	-		4,370
TOTAL CURRENT ASSETS	86,030	39,467	(18,751)	20,716	(14,427)		92,319

Property Plant and Equipment, net	95,969	31,805	(1,754)	30,051	-		126,020
Deferred Income Taxes	15,018	23,934	(23,934)	-	-		15,018
Building Air Rights	9,134	-	-	-	-		9,134
Other Assets	7,515	3,721	(3,721)	-	2,090	(C)	9,605
Total Assets	$213,666	$98,927	$(48,160)	$50,767	$(12,337)		$252,096

Current Liabilities:
Accounts payable	$16,934	$27,694	$(27,694)	$-	$-		$16,934
Accrued expenses	7,013	42,221	(40,813)	1,408	-		8,421
Accrued payroll	735	1,531	(1,531)	-	-		735
Obligations to customers	4,218	-	-	-	-		4,218
Current maturities of long-term obligations	-	14,402	(14,402)	-	-		-
Total Current Liabilities	28,900	85,848	(84,440)	1,408	-		30,308

Notes Payable	-	52,559	(52,559)	-	23,900	(D)	23,900
Other Long Term Liabilities	758	35,756	(35,756)	-	3,408	(E)	4,166

Shareholders Equity
Retained Earnings	209,678	(162,088)	211,447	49,359	(39,645	)(F)	219,392
Contributed capital	(23,543)	92,777	(92,777)	-	-		(23,543)
Accumulated other comprehensive loss	(2,127)	(5,925)	5,925	-	-		(2,127)
Total Shareholders Equity	184,008	(75,236)	124,595	49,359	(39,645)		193,722
Total Liabilities and Shareholders Equity	$213,666	$98,927	$(48,160)	$50,767	$(12,337)		$252,096

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

(1)
Filene’s Basement historical financial statements presented herein  are as of April 20, 2009, the date immediately after which Filene’s historical basis of accounting would have changed due to a change in ownership that preceded the acquisition by Syl  Since Syms and Filene’s Basement period ends are within 93 days of each other, no adjustments have been made to modify the date of the balance sheets included above in the Syms Corp. pro forma condensed balance sheet.

(2)	Reflects the historical Filene’s Basement assets not acquired and the historical Filene’s Basement liabilities not assumed by Syl.

(3)	Represents the historical amounts related to the assets acquired and liabilities assumed from the historical Filene’s business.

Syms Corp. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Statements of Operations
13 Weeks Ended May 30, 2009
(in thousands, except per share amounts)

				Historical
		Historical		Filene's			Pro Forma
	Historical	Filene's	Carve-Out	Basement	Pro Forma		Consolidated
	Syms Corp	Basement (1)	Adjustment (2)	Standalone (3)	Adjustments		Standalone

Net sales	$50,256	$64,344	$(5,625)	$58,719	$-		$108,975
Cost of goods sold	29,195	36,183	(3,150)	33,033	-		62,228
Gross profit	21,061	28,161	(2,475)	25,686	-		46,747

Expenses:
Selling, general and administrative	16,812	39,829	(17,123)	22,706	400	(G)	39,918
Advertising	776	2,300	(831)	1,469	-		2,245
Occupancy, net	3,432	8,751	(3,160)	5,591	-		9,023
Depreciation and amortization	1,932	1,994	(720)	1,274	(941	)(H)	2,265
Total operating expenses	22,952	52,874	(21,834)	31,040	(541)		53,451
Loss from operations	(1,891)	(24,713)	19,359	(5,354)	541		(6,704)

Interest expense, net	227	1,741	(1,741)	-	466	(I)	693
Operating (Loss) before income taxes	(2,118)	(26,454)	21,100	(5,354)	75		(7,397)

Income tax expense (income)	(83)	345	(345)	-	(2,218	)(J)	(2,301)
Loss from continuing operations	(2,035)	(26,799)	21,445	(5,354)	2,293		(5,096)

Net loss from discontinued operations	-	6,735	(6,735)	-	-		-
Net loss	$(2,035)	$(33,534)	$28,180	$(5,354)	$2,293		$(5,096)

Net loss per share - basic	$(0.14)						$(0.35)

Weighted average shares outstanding - basic	14,589						14,589

Net loss per share - diluted	$(0.14)						$(0.35)

Weighted average shares outstanding - diluted	14,589						14,589

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

(1)
Filene’s Basement historical financial statements presented herein are for the period February 1, 2009 through April 20, 2009, the date immediately after which Filene’s historical basis of accounting would have changed due to a change in ownership that preceded the acquisition by Syl.

(2)	Reflects the adjustment to (a) remove the portion of historical Filene’s Basement operations that were not acquired, and (b) adjust the period presented to be a full 39 weeks ended May 30, 2009.

(3)	Represents the historical Filene’s Basement amounts for the 39 week period ended May 30, 2009.

Syms Corp. and Subsidiaries
Unaudited Pro Forma Consolidated Statements of Operations
52 Weeks Ended February 28, 2009
(in thousands, except per share amounts)

				Historical
		Historical		Filene's			Pro Forma
	Historical	Filene's	Carve-Out	Basement	Pro Forma		Consolidated
	Syms Corp	Basement (1)	Adjustment (2)	Standalone (3)	Adjustments		Standalone

Net sales	$242,000	$416,666	$(78,549)	$338,117	$-		$580,117
Cost of goods sold	141,475	261,381	(49,486)	211,895	600	(K)	353,970
Gross profit	100,525	155,285	(29,063)	126,222	(600)		226,147

Expenses:
Selling, general and administrative	74,690	147,804	(48,517)	99,287	1,600	(L)	175,577
Advertising	6,339	9,300	(3,358)	5,942	-		12,281
Occupancy, net	15,557	35,005	(12,641)	22,364	-		37,921
Depreciation and amortization	8,003	11,756	(4,245)	7,511	(6,329	)(M)	9,185
Total operating expenses	104,589	203,865	(68,761)	135,104	(4,729)		234,964

Asset impairment charge	530	-	-	-	-		530
Other income	(53)	-	-	-	-		(53)
Gain on sale of real estate	(548)	-	-	-	-		(548)
Total expenses, net	104,518	203,865	(68,761)	135,104	(4,729)		234,893
Loss from operations	(3,993)	(48,580)	39,698	(8,882)	4,129		(8,746)

Interest expense, net	38	8,907	(8,907)	-	2,091	(N)	2,129
Operating (Loss) before income taxes	(4,031)	(57,487)	48,605	(8,882)	2,038		(10,875)

Income tax expense (income)	(609)	2,436	(2,436)	-	(2,894	)(O)	(3,503)
Loss from continuing operations	(3,422)	(59,923)	51,041	(8,882)	4,932		(7,372)

Net loss from discontinued operations	-	3,516	(3,516)	-	-		-
Net loss	$(3,422)	$(63,439)	$54,557	$(8,882)	$4,932		$(7,372)

Net loss per share - basic	$(0.23)						$(0.51)

Weighted average shares outstanding - basic	14,589						14,589

Net loss per share - diluted	$(0.23)						$(0.51)

Weighted average shares outstanding - diluted	14,589						14,589

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

(1)	Filene’s Basement historical financial statements presented herein are for the 52 weeks ended January 31, 2009.

(2)	Reflects the adjustment to (a) remove the portion of historical Filene’s Basement operations that were not acquired, and (b) adjust the period presented to be the 52 weeks ended February 28, 2009.

(3)	Represents the unaudited historical Filene’s Basement amounts for the 52 week period ended February 28, 2009.

Pro Forma Adjustments

The following adjustments have been reflected in the unaudited pro forma condensed balance sheet as of May 30, 2009:

(A)	Represents the on hand cash consideration offset by loan proceeds paid by Syl in connection with the acquisition ($38,927 cash paid for acquisition less $23,900 of loan proceeds).

(B)	To record the step up in inventory to estimated fair value resulting from purchase accounting.

(C)	To record the fair value of identifiable intangible assets, including trademarks ($2,050) and customer list ($40).

(D)	Represents the financing of acquisition.

(E)	To record deferred tax liability related to the basis difference in the acquisition between book and tax.

(F)	To eliminate Filene’s equity and reflect bargain purchase gain of $9,714 at acquisition.

The following adjustments have been reflected in the unaudited pro forma condensed consolidated Statement of Operations for the 13 weeks ended May 30, 2009, as though the acquisition occurred as of the beginning of the earliest period presented herein:

(G)	To record the effect on selling and administrative expenses related to the shared services agreement to provide ongoing support.

(H)
To increase the amortization of trademarks, customer lists, and debt acquisition costs, offset by a reduction of $1,086 in depreciation of property plant and equipment related to the lower acquired cost basis as compared to historical cost basis. The useful life of the trademarks was determined to be 10 years. The useful life of the customer list was determined to be 5 years. Both the trademarks and customer list are being amortized on a straight line basis.

(I)	To record the interest and financing fees related to the credit facility.

(J)	To record the effect of Syms tax rate of 42% on Filene’s Basement’s earnings (tax benefit of $2,248) and the tax effect of the pro forma adjustments (tax expense of $30).

The following adjustments have been reflected in the unaudited pro forma Condensed Consolidated Statement of Operations for the 52 weeks ended February 28, 2009, as though the acquisition occurred as of the beginning of the earliest period presented herein:

(K)	To Record the amortization of the step up in inventory to its estimated fair value.

(L)	To record the effect on selling and administrative expenses related to the shared services agreement to provide ongoing support.

(M)
To increase the amortization of trademarks, customer lists, and debt acquisition costs, offset by a reduction of $6,909 in depreciation of property plant and equipment related to the lower acquired cost basis as compared to historical cost basis The useful life of the trademarks was determined to be 10 years. The useful life of the customer list was determined to be 5 years. Both the trademarks and customer list are being amortized on a straight line basis.

(N)	To record the interest and financing fees related to the credit facility.

(O)	To record the effect of Syms’ tax rate of 42% on Filene’s Basement’s earnings (tax benefit of $3,730) and the tax effect of the pro forma adjustments (tax expense of $836).